Exhibit 99.3

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Vanguard Health Systems, Inc.

We have audited the accompanying consolidated balance sheets of Vanguard Health Systems, Inc. as of June 30, 2011 and 2010, and the related consolidated statements of operations, equity and cash flows for each of the three years in the period ended June 30, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, the Company changed its presentation of patient service revenues and provision for doubtful accounts as a result of the adoption of the amendment to the Financial Accounting Standards Board Accounting Standards Codification resulting from Accounting Standard Update No. 2011-07, “Health Care Entities” (Topic 954): Presentation and Disclosure of Patient Service Revenue, Provision for Bad Debts, and the Allowance for Doubtful Accounts for Certain Health Care Entities,” and revised the purchase price estimates for a recent acquisition.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Vanguard Health Systems, Inc. at June 30, 2011 and 2010, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 2011, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Nashville, Tennessee

August 25, 2011, except for paragraph 6 of Note 1 and paragraph 8 of Note 3, as to which the date is March 27, 2012.

PART I

FINANCIAL INFORMATION

Item 1. Financial Statements.

VANGUARD HEALTH SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

	September 30,	September 30,
		Recast
	June 30, 2010	June 30, 2011
	(In millions, except share and
	per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$257.6	$936.6
Restricted cash	2.3	2.3
Accounts receivable, net of allowance for doubtful accounts of $75.6 and $205.0, respectively	270.4	484.4
Inventories	49.6	83.9
Deferred tax assets	21.9	92.9
Prepaid expenses and other current assets	119.2	157.9

Total current assets	721.0	1,758.0
Property, plant and equipment, net of accumulated depreciation	1,203.8	1,830.5
Goodwill	649.1	757.1
Intangible assets, net of accumulated amortization	66.0	94.0
Deferred tax assets, noncurrent	50.0	27.5
Investments in securities	19.8	63.3
Other assets	19.9	65.8

Total assets	$2,729.6	$4,596.2

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$194.8	$314.3
Accrued salaries and benefits	144.9	248.9
Accrued health plan claims and settlements	149.8	114.9
Accrued interest	41.4	62.3
Other accrued expenses and current liabilities	76.9	221.6
Current maturities of long-term debt	8.2	461.8

Total current liabilities	616.0	1,423.8
Professional and general liability and workers compensation reserves	83.6	289.7
Pension benefit obligation	—	188.0
Other liabilities	31.6	125.8
Long-term debt, less current maturities	1,743.8	2,325.8
Commitments and contingencies
Equity:
Vanguard Health Systems, Inc. stockholders’ equity:
Common Stock of $0.01 par value; 500,000,000 shares authorized; 44,635,000 and 71,482,000 shares issued and outstanding, respectively	0.4	0.7
Additional paid-in capital	354.5	330.5
Accumulated other comprehensive income (loss)	(2.5)	20.6
Retained deficit	(105.9)	(116.8)

Total Vanguard Health Systems, Inc. stockholders’ equity	246.5	235.0
Non-controlling interests	8.1	8.1

Total equity	254.6	243.1

Total liabilities and equity	$2,729.6	$4,596.2

See accompanying notes.

VANGUARD HEALTH SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	September 30,	September 30,	September 30,
	Year ended June 30,
	2009	2010	2011
	(In millions, except share and per share amounts)

Patient service revenues	$2,507.4	$2,537.2	$4,026.5
Less: Provision for doubtful accounts	(210.3)	(152.5)	(302.3)

Patient service revenues, net	2,297.1	2,384.7	3,724.2
Premium revenues	678.0	839.7	869.4

Total revenues	2,975.1	3,224.4	4,593.6

Costs and Expenses:
Salaries and benefits (includes stock compensation of $4.4, $4.2 and $4.8, respectively)	1,233.8	1,296.2	2,020.4
Health plan claims expense	525.6	665.8	686.3
Supplies	455.5	456.1	669.9
Purchased services	163.8	179.5	360.9
Rents and leases	42.6	43.8	54.1
Other operating expenses	255.5	260.6	383.8
Depreciation and amortization	128.9	139.6	193.8
Interest, net	111.6	115.5	171.2
Monitoring fees and expenses	5.2	5.1	31.3
Acquisition related expenses	—	3.1	12.5
Impairment and restructuring charges	6.2	43.1	6.0
Debt extinguishment costs	—	73.5	—
Other	(2.5)	0.9	(4.5)

Income (loss) from continuing operations before income taxes	48.9	(58.4)	7.9
Income tax benefit (expense)	(16.8)	13.8	(9.3)

Income (loss) from continuing operations	32.1	(44.6)	(1.4)
Loss from discontinued operations, net of taxes	(0.3)	(1.7)	(5.9)

Net income (loss)	31.8	(46.3)	(7.3)
Less: Net income attributable to non-controlling interests	(3.2)	(2.9)	(3.6)

Net income (loss) attributable to Vanguard Health Systems, Inc. stockholders	$28.6	$(49.2)	$(10.9)

Amounts attributable to Vanguard Health Systems, Inc. stockholders:
Income (loss) from continuing operations, net of taxes	$28.9	$(47.5)	$(5.0)
Loss from discontinued operations, net of taxes	(0.3)	(1.7)	(5.9)

Net income (loss) attributable to Vanguard Health Systems, Inc. stockholders	$28.6	$(49.2)	$(10.9)

Earnings (loss) per share attributable to Vanguard Health Systems, Inc. stockholders:
Basic
Continuing operations	$0.65	$(1.06)	$(0.11)
Discontinued operations	(0.01)	(0.04)	(0.13)

	$0.64	$(1.10)	$(0.24)

Diluted
Continuing operations	$0.64	$(1.06)	$(0.11)
Discontinued operations	(0.01)	(0.04)	(0.13)

	$0.63	$(1.10)	$(0.24)

Weighted average shares (in thousands):
Basic	44,661	44,650	45,329
Diluted	45,201	44,650	45,329

See accompanying notes.

VANGUARD HEALTH SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF EQUITY

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	Vanguard Health Systems, Inc. Stockholders
	Common Stock		Additional Paid-In	Accumulated Other Comprehensive	Retained	Non- Controlling	Total
	Shares	Amount	Capital	Income/(Loss)	Deficit	Interests	Equity
	(In millions, except share amounts)

Balance at June 30, 2008	44,661,000	$0.4	$646.7	$2.8	$(85.3)	$9.1	$573.7
Stock compensation (non-cash)	—	—	4.4	—	—	—	4.4
Distributions paid to non-controlling non-controlling interests	—	—	—	—	—	(4.3)	(4.3)
Repurchase of equity incentive units	—	—	(0.2)	—	—	—	(0.2)
Comprehensive income (loss):
Change in fair value of interest rate swap (net of tax)	—	—	—	(7.1)	—	—	(7.1)
Change in fair value of investments in securities (net of tax)	—	—	—	(2.5)	—	—	(2.5)
Net income	—	—	—	—	28.6	3.2	31.8

Total comprehensive income (loss)				(9.6)	28.6	3.2	22.2

Balance at June 30, 2009	44,661,000	0.4	650.9	(6.8)	(56.7)	8.0	595.8
Stock compensation (non-cash)	—	—	4.2	—	—	—	4.2
Repurchase of stock	(14,458,000)	(0.1)	(300.6)	—	—	—	(300.7)
Stock split ($.01 par value)	14,432,000	0.1	—	—	—	—	0.1
Distributions paid to non-controlling interests	—	—	—	—	—	(2.8)	(2.8)
Comprehensive income (loss):
Change in fair value of interest rate swap (net of tax)	—	—	—	2.6	—	—	2.6
Termination of interest rate swap	—	—	—	1.7	—	—	1.7
Net income (loss)	—	—	—	—	(49.2)	2.9	(46.3)

Total comprehensive income (loss)				4.3	(49.2)	2.9	(42.0)

Balance at June 30, 2010	44,635,000	0.4	354.5	(2.5)	(105.9)	8.1	254.6
Stock compensation (non-cash)	—	—	4.8	—	—	—	4.8
Dividends to equity holders and related equity payments, net of taxes	—	—	(446.4)	—	—	—	(446.4)
Issuance of common stock	25,000,000	0.3	417.3	—	—	—	417.6
Holdings Merger shares, net	1,720,000	—	—	—	—	—	—
Common stock issued for options exercised	127,000	—	0.3	—	—	—	0.3
Distributions paid to non-controlling interests	—	—	—	—	—	(3.6)	(3.6)
Comprehensive income (loss):
Change in fair value of available for sale investments (net of tax)	—	—	—	2.8	—	—	2.8
Change in fair value of pension plans (net of tax)	—	—	—	19.7	—	—	19.7
Change in fair value of other benefit plans (net of tax)	—	—	—	0.6	—	—	0.6
Net income (loss)	—	—	—	—	(10.9)	3.6	(7.3)

Total comprehensive income (loss)				23.1	(10.9)	3.6	15.8

Balance at June 30, 2011	71,482,000	$0.7	$330.5	$20.6	$(116.8)	$8.1	$243.1

See accompanying notes.

VANGUARD HEALTH SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	September 30,	September 30,	September 30,
	Year ended June 30,
	2009	2010	2011
	(In millions)
Operating activities:
Net income (loss)	$31.8	$(46.3)	$(7.3)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss from discontinued operations	0.3	1.7	5.9
Depreciation and amortization	128.9	139.6	193.8
Amortization of loan costs	5.4	5.2	6.3
Accretion of principal on notes	21.8	6.5	23.1
Loss (gain) on disposal of assets	(2.3)	1.8	(0.2)
Acquisition related expenses	—	3.1	12.5
Stock compensation	4.4	4.2	4.8
Deferred income taxes	6.4	(8.5)	3.8
Impairment loss	6.2	43.1	0.9
Realized loss (gain) on investments	0.6	—	(1.3)
Debt extinguishment costs	—	73.5	—
Changes in operating assets and liabilities:
Accounts receivable	24.7	4.2	(82.2)
Inventories	1.0	(1.3)	(1.3)
Prepaid expenses and other current assets	(12.7)	(80.5)	56.5
Accounts payable	(27.5)	67.1	30.4
Accrued expenses and other liabilities	122.7	102.8	36.8

Net cash provided by operating activities — continuing operations	311.7	316.2	282.5
Net cash provided by (used in) operating activities — discontinued operations	1.4	(1.0)	(5.9)

Net cash provided by operating activities	313.1	315.2	276.6

Investing activities:
Acquisitions and related expenses, net of cash acquired	(4.4)	(4.6)	(464.9)
Capital expenditures	(132.0)	(155.9)	(206.5)
Proceeds from asset dispositions	4.9	2.0	1.6
Proceeds from sale of investments in securities	—	1.8	252.7
Purchases of investments in securities	—	—	(123.7)
Other	(2.0)	0.3	(4.1)

Net cash used in investing activities — continuing operations	(133.5)	(156.4)	(544.9)
Net cash used in investing activities — discontinued operations	(0.1)	(0.1)	—

Net cash used in investing activities	(133.6)	(156.5)	(544.9)

Financing activities:
Payments of long-term debt and capital lease obligations	(7.8)	(1,557.4)	(10.6)
Proceeds from debt borrowings	—	1,751.3	1,011.2
Dividends and related equity payments to equity holders	—	—	(447.2)
Payments of refinancing costs and fees	—	(93.6)	(25.9)
Repurchases of stock, equity incentive units and stock options	(0.2)	(300.6)	—
Proceeds from issuance of common stock	—	—	450.0
Payments of IPO related costs	—	—	(26.9)
Payments related to derivative instrument with financing element	—	(6.2)	—
Distributions paid to non-controlling interests and other	(4.9)	(2.8)	(3.3)

Net cash provided by (used in) financing activities	(12.9)	(209.3)	947.3

Net increase (decrease) in cash and cash equivalents	166.6	(50.6)	679.0
Cash and cash equivalents, beginning of year	141.6	308.2	257.6

Cash and cash equivalents, end of year	$308.2	$257.6	$936.6

See accompanying notes.

VANGUARD HEALTH SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	September 30,	September 30,	September 30,
	Year ended June 30,
	2009	2010	2011
	(In millions)
Supplemental cash flow information:
Net cash paid for interest	$86.4	$71.7	$126.5

Net cash paid (received) for income taxes	$17.3	$(11.1)	$6.0

Supplemental noncash activities:
Capitalized interest	$2.0	$2.4	$5.6

Change in fair value of interest rate swap, net of taxes	$(7.1)	$2.6	$—

Change in fair value of investments in securities, net of taxes	$(2.5)	$—	$2.8

Change in fair value of pension plans, net of taxes	$—	$—	$20.3

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2011

1. BUSINESS AND BASIS OF PRESENTATION

Initial Public Offering

On June 22, 2011, Vanguard Health Systems, Inc. (“Vanguard”) completed the initial public offering of 25,000,000 shares of common stock at a price of $18.00 per share (prior to deducting underwriter discounts and commissions). Vanguard used the net proceeds from the offering to redeem $417.6 million estimated accreted value as of June 30, 2011, of its outstanding 10.375% Senior Discount Notes due 2016, including the 5% redemption premium thereof, in July 2011. Vanguard’s common stock is now traded on the New York Stock Exchange (symbol “VHS”). Immediately prior to its initial public offering, Vanguard completed a 59.584218-to-1 split of the issued and outstanding common shares. All common share and per common share amounts in these consolidated financial statements and notes to consolidated financial statements reflect the split. Subsequent to June 30, 2011, the 3,750,000 common stock over-allotment option was exercised by the underwriters (see Note 22).

During the fiscal year ended 2005, Vanguard was acquired by VHS Holdings LLC, a Delaware limited liability company owned by a private investor group comprised of affiliates of Blackstone, Morgan Stanley Capital Partners (each a “Sponsor”) and by members of management and certain other investors. Immediately prior to its initial public offering, Vanguard completed a merger transaction pursuant to which VHS Holdings LLC (“Holdings”) merged with and into Vanguard. Vanguard was the surviving corporation and the holders of membership units of Holdings received shares of common stock, restricted stock and/or options to purchase common stock of Vanguard.

The Sponsors have provided management and advisory services to Vanguard pursuant to the transaction and monitoring fee agreement among Vanguard and the Sponsors executed in connection with Holdings’ acquisition of Vanguard in September 2004. The transaction and monitoring fee agreement was terminated pursuant to its terms upon completion of the initial public offering of Vanguard’s common stock, and Vanguard recorded a liability payable quarterly through July 1, 2014 of $14.9 million. The accrued liability is included in other accrued expenses and current liabilities on the accompanying consolidated balance sheet.

Vanguard is an investor-owned healthcare company whose affiliates own and operate hospitals and related healthcare businesses in urban and suburban areas. As of June 30, 2011, Vanguard’s affiliates owned and managed 26 acute care hospitals with 6,201 licensed beds and related outpatient service locations complementary to the hospitals providing healthcare services in San Antonio, Texas; metropolitan Detroit, Michigan; metropolitan Phoenix, Arizona; metropolitan Chicago, Illinois; and Massachusetts. Vanguard also owns managed health plans in Chicago, Illinois and Phoenix, Arizona and two surgery centers in Orange County, California.

Basis of Presentation

The accompanying consolidated financial statements include the accounts of subsidiaries and affiliates controlled by Vanguard. Vanguard generally defines control as the ownership of the majority of an entity’s voting interests. Vanguard also consolidates any entities for which it receives the majority of the entity’s expected returns or is at risk for the majority of the entity’s expected losses based upon its investment or financial interest in the entity. All material intercompany accounts and transactions have been eliminated. The share and earnings per share information included in the accompanying consolidated financial statements and included in Note 12 reflect the impact of the stock split that Vanguard effectuated in connection with the initial public offering of its common stock. The majority of Vanguard’s expenses are “cost of revenue” items. Costs that could be classified as general and administrative include certain Vanguard corporate office costs, which approximated $44.3 million, $65.8 million and $71.9 million for the years ended June 30, 2009, 2010 and 2011, respectively.

Certain balances in the accompanying consolidated financial statements and these notes have been reclassified to both retrospectively present Vanguard’s adoption of the presentation and disclosure of patient service revenue, provision for bad debts, and the allowance for doubtful accounts guidance set forth by the Financial Accounting Standards Board (the “FASB”) and recast the revised estimate for certain liabilities assumed at the acquisition date related to a business combination. The following describes the impact to Vanguard’s consolidated financial statements as of June 30, 2010 and 2011 and for the years ended June 30, 2009, 2010 and 2011 for these retrospective changes.

•

Vanguard reclassified its provision for doubtful accounts related to patient service revenue in the consolidated statement of operations from an operating expense to a deduction from patient service revenue (net of contractual adjustments and discounts). These reclassifications were $210.3 million, $152.5 million and $302.3 million for the years ended June 30, 2009, 2010 and 2011, respectively.

•

Vanguard reclassified its provision for doubtful accounts related to patient service revenue in the consolidated statements of cash flows to be included in the net change in accounts receivable. This reclassification results in the change in accounts receivable being net of contractual discounts, charity and uncompensated care. Accordingly, the change in accounts receivable operating cash flow line item decreased by $210.3 million, $152.5 million and $302.3 million for the years ended June 30, 2009, 2010 and 2011, respectively.

•

As of June 30, 2011, Vanguard had substantially completed its fair value estimates of the individual assets acquired and liabilities assumed related to an acquisition on January 1, 2011. However, Vanguard continued to assess the fair value of certain liabilities assumed in the acquisition during the six months ended December 31, 2011. As a result of additional information that became available after June 30, 2011 relating to the fair value of these assumed liabilities given facts and circumstances that existed at the acquisition date, Vanguard revised its estimate of these assumed liabilities and the related income tax effect as of December 31, 2011. Vanguard recast its June 30, 2011 consolidated balance sheet to reflect these revised estimates. As a result of the recast, the previously presented June 30, 2011 consolidated balance sheet was adjusted to reflect an increase in current deferred tax assets of $10.4 million, an increase in goodwill of $17.4 million and an increase in other current liabilities of $27.8 million. (see “Acquisition of The Detroit Medical Center” in Note 3).

Use of Estimates

In preparing Vanguard’s financial statements in conformity with accounting principles generally accepted in the United States, management makes estimates and assumptions that affect the amounts recorded or classification of items in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue, Revenue Deductions and Uncompensated Care

Patient Service Revenues

Vanguard recognizes patient service revenues during the period the healthcare services are provided based upon estimated amounts due from payers. Vanguard estimates contractual adjustments and allowances based upon payment terms set forth in managed care health plan contracts and by federal and state regulations. For the majority of its patient service revenues, Vanguard applies contractual adjustments to patient accounts at the time of billing using specific payer contract terms entered into the accounts receivable systems, but in some cases Vanguard records an estimated allowance until payment is received. Vanguard derives most of its patient service revenues from healthcare services provided to patients with Medicare and related managed Medicare plans or managed care insurance coverage. Medicare, which represented more than 25% of Vanguard’s net patient revenues during its fiscal years ended 2009, 2010 and 2011, was the only individual payer for which Vanguard derived more than 10% of patient service revenues, net during those periods.

Services provided to Medicare and related managed Medicare patients are generally reimbursed at prospectively determined rates per diagnosis (“PPS”), while services provided to managed care patients are generally reimbursed based upon predetermined rates per diagnosis, per diem rates or discounted fee-for-service rates. Medicaid reimbursements vary by state.

Medicare regulations and Vanguard’s principal managed care contracts are often complex and may include multiple reimbursement mechanisms for different types of services provided in its healthcare facilities. To obtain reimbursement for certain services under the Medicare program, Vanguard must submit annual cost reports and record estimates of amounts owed to or receivable from Medicare. These cost reports include complex calculations and estimates related to indirect medical education, disproportionate share payments, reimbursable Medicare bad debts and other items that are often subject to interpretation that could result in payments that differ from recorded estimates. Vanguard estimates amounts owed to or receivable from the Medicare program using the best information available and its interpretation of the applicable Medicare regulations. Vanguard includes differences between original estimates and subsequent revisions to those estimates (including final cost report settlements) in the consolidated statements of operations in the period in which the revisions are made. Net adjustments for final third party settlements increased patient service revenues and income from continuing operations by $8.0 million ($5.0 million net of taxes or $0.11 per diluted share), $6.6 million ($4.1 million net of taxes or $0.09 per diluted share) and $7.3 million ($4.5 million net of taxes or $0.10 per diluted share) during the years ended 2009, 2010 and 2011, respectively. Additionally, updated regulations and contract negotiations occur frequently, which necessitates continual review of estimation processes by management. Management believes that future adjustments to its current third party settlement estimates will not significantly impact Vanguard’s results of operations or financial position.

Vanguard does not pursue collection of amounts due from uninsured patients that qualify for charity care under its guidelines (currently those uninsured patients whose incomes are equal to or less than 200% of the current federal poverty guidelines set forth by the Department of Health and Human Services). Vanguard deducts charity care accounts from revenues when it determines that the account meets its charity care guidelines. Vanguard also provides discounts from billed charges and alternative payment structures for uninsured patients who do not qualify for charity care but meet certain other minimum income guidelines, primarily those uninsured patients with incomes between 200% and 500% of the federal poverty guidelines. During the years ended 2009, 2010 and 2011, Vanguard deducted $91.8 million, $87.7 million and $121.5 million of charity care from revenues, respectively.

Vanguard receives periodic payments under the Bexar County, Texas upper payment limit (“UPL”) Medicaid payment program. UPL programs allow private hospitals to enter into indigent care affiliation agreements with governmental entities. Within the parameters of these programs, private hospitals expand charity care services to indigent patients and alleviate expenses for the governmental entity. The governmental entity is then able to utilize its tax revenue to fund the Medicaid program for private hospitals. Vanguard recognizes revenues from the UPL program when Vanguard becomes entitled to the expected reimbursements, including a federal match portion, and such reimbursements are assured.

During the third quarter of fiscal 2009, the federal government approved federal matching funds for the Illinois Provider Tax Assessment (“PTA”) program. The PTA program enables the State of Illinois to increase funding for its state Medicaid plan. Hospitals providing services to Medicaid enrollees receive funds directly from the state. Hospital providers, with certain exceptions, are then assessed a provider tax, which is payable to the state, and may or may not exceed funds received from the state. Vanguard participates in a similar program with the state of Michigan through its DMC hospitals. Vanguard recognizes revenues equal to the gross PTA payments to be received when such payments are assured. Vanguard recognizes expenses for the taxes due back to the states under these PTA programs when the related revenues are recognized.

Effective for service dates on or after April 1, 2009, as a result of a state mandate, Vanguard implemented a new uninsured discount policy for those patients receiving services in its Illinois hospitals who had no insurance coverage and who did not otherwise qualify for charity care under its guidelines. Vanguard implemented this same policy in its Phoenix and San Antonio hospitals effective for service dates on or after July 1, 2009. Under this policy, Vanguard applies an uninsured discount (calculated as a standard percentage of gross charges) at the time of patient billing and includes this discount as a reduction to patient service revenues. These discounts were approximately $215.7 million and $277.2 million for the years ended June 30, 2010 and 2011, respectively.

The Medicaid Electronic Health Record (“EHR”) Incentive Program provides incentive payments to eligible hospitals and professionals as they adopt, implement, upgrade or demonstrate meaningful use of certified EHR technology in their first year of participation and demonstrate meaningful use for up to five remaining participation years. Medicaid EHR incentive payments to hospitals and professionals are 100% federally funded; however, the Medicaid EHR incentive program is voluntarily offered by individual states. Although CMS established January 3, 2011 as the earliest date states could offer Medicaid EHR incentive payments if they so choose, states must develop and receive CMS approval of state plans prior to offering Medicaid incentive payments. During the quarter ended June 30, 2011, Vanguard acquired certified EHR technology for most of its acute care hospitals in Michigan. As a result, Vanguard recognized $11.9 million of non-patient revenues related to estimated combined Medicaid and Medicare EHR incentives, which have been received or are expected to be received in early fiscal 2012. Not all states for which CMS has issued approval have become fully operational for providers to register for Medicaid EHR incentive payments. Vanguard will attest its qualification for EHR incentive payments for its Texas hospitals in early fiscal year 2012. Arizona, Illinois and Massachusetts are not yet ready for Vanguard to begin the attestation process. The final Medicaid incentive payment amount to which a provider is entitled is determined by several variables that are subject to validation by the state prior to such payment being issued.

Premium Revenue

Vanguard had premium revenues from its health plans of $678.0 million, $839.7 million and $869.4 million during the years ended 2009, 2010 and 2011, respectively. Vanguard’s health plans, Phoenix Health Plan (“PHP”), Abrazo Advantage Health Plan (“AAHP”) and MacNeal Health Providers (“MHP”), have agreements with the Arizona Health Care Cost Containment System (“AHCCCS”), Centers for Medicare and Medicaid Services (“CMS”) and various health maintenance organizations (“HMOs”), respectively, to contract to provide medical services to subscribing participants. Under these agreements, Vanguard’s health plans receive monthly payments based on the number of HMO participants in MHP or the number and coverage type of members in PHP and AAHP. Vanguard’s health plans recognize the payments as revenues in the month in which members are entitled to healthcare services with the exception of AAHP Medicare Part D reinsurance premiums and low income subsidy cost sharing premiums that are recorded as a liability to fund future healthcare costs or else repaid to the government.

Cash and Cash Equivalents

Vanguard considers all highly liquid investments with maturity of 90 days or less when purchased to be cash equivalents. Vanguard manages its credit exposure by placing its investments in high quality securities and by periodically evaluating the relative credit standing of the financial institutions holding its cash and investments.

As of June 30, 2010 and 2011, approximately $16.4 million and $17.5 million, respectively, of total cash and cash equivalents in the accompanying consolidated balance sheets were identified for the operations of Vanguard’s captive insurance subsidiaries.

Restricted Cash

As of both June 30, 2010 and 2011, Vanguard had restricted cash balances of $2.3 million. These balances primarily represent restricted cash accounts related to liquidity requirements of AAHP and certain other arrangements.

Accounts Receivable

Vanguard’s primary concentration of credit risk is patient accounts receivable, which consists of amounts owed by various governmental agencies, insurance companies and private patients. Vanguard manages the receivables by regularly reviewing its accounts and contracts and by providing appropriate allowances for contractual discounts and uncollectible amounts. Vanguard typically writes off uncollected accounts receivable 120 days subsequent to discharge date. Medicare program net receivables, including managed Medicare receivables, comprised approximately 31% and 26% of net patient receivables as of June 30, 2010 and 2011, respectively. Medicare revenues are included in the acute care services operating segment. Receivables from various state Medicaid programs and managed Medicaid programs comprised approximately 15% and 24% of net patient receivables as of June 30, 2010 and 2011, respectively. Remaining receivables relate primarily to various HMO and Preferred Provider Organization payers, commercial insurers and private patients. Concentration of credit risk for these payers is limited by the number of patients and payers.

Effective July 1, 2007, Vanguard began estimating the allowance for doubtful accounts using a standard policy that reserves 100% of all accounts aged greater than 365 days subsequent to discharge date plus a standard percentage of uninsured accounts less than 365 days old plus a standard percentage of self-pay after insurance/Medicare accounts less than 365 days old. Vanguard has periodically adjusted its policy to increase the standard percentages applied to uninsured accounts and self-pay after insurance/Medicare accounts to account for pricing changes and for the impact of its new uninsured discount policy, as previously described. Vanguard tests its allowance for doubtful accounts policy quarterly using a hindsight calculation that utilizes write-off data for all payer classes during the previous twelve-month period to estimate the allowance for doubtful accounts at a point in time. Vanguard also supplements its analysis by comparing cash collections to net patient revenues and monitoring self-pay utilization. Significant changes in payer mix, business office operations, general economic conditions and healthcare coverage provided by federal or state governments or private insurers may have a significant impact on Vanguard’s estimates and significantly affect its results of operations and cash flows.

Vanguard classifies accounts pending Medicaid approval as self-pay accounts in its accounts receivable aging report and applies the standard uninsured discount. The net account balance is further subject to the allowance for doubtful accounts reserve policy. Should the account qualify for Medicaid coverage, the previously recorded uninsured discount is reversed and the account is reclassified to Medicaid accounts receivable with the appropriate contractual discount applied. Should the account not qualify for Medicaid coverage but qualify as charity care under Vanguard’s charity policy, the previously recorded uninsured discount is reversed and the entire account balance is recorded as a charity deduction.

A summary of Vanguard’s allowance for doubtful accounts activity, including those for discontinued operations, during the three most recent fiscal years follows (in millions).

	September 30,	September 30,	September 30,	September 30,
	Balance at Beginning of Period	Additions Charged to Costs and Expenses	Accounts Written off, Net of Recoveries and other	Balance at End of Period

Allowance for doubtful accounts:
Year ended June 30, 2009	$117.7	$210.8	$207.0	$121.5
Year ended June 30, 2010	$121.5	$152.5	$198.4	$75.6
Year ended June 30, 2011	$75.6	$302.3	$172.9	$205.0

Inventories

Inventories, consisting of medical supplies and pharmaceuticals, are stated at the lower of cost (first-in, first-out) or market.

Property, Plant and Equipment

Purchases of property, plant and equipment are stated at cost. Routine maintenance and repairs are charged to expense as incurred. Expenditures that increase values, change capacities or extend useful lives are capitalized. For assets other than leasehold improvements depreciation is computed using the straight-line half-year method over the estimated useful lives of the assets, which approximate 3 to 40 years. Leasehold improvements are depreciated over the lesser of the estimated useful life or term of the lease. Amortization expense for assets acquired under capital leases are included with depreciation expense. Depreciation expense was approximately $125.2 million, $135.6 million and $189.7 million for the years ended 2009, 2010 and 2011, respectively. Vanguard tests its property, plant and equipment and other long-lived assets for impairment as management becomes aware of impairment indicators.

During fiscal 2009, 2010 and 2011, Vanguard capitalized $2.0 million, $2.4 million and $5.6 million of interest, respectively, associated with certain of its hospital construction and expansion projects. Vanguard estimates that it is contractually obligated to expend approximately $46.1 million related to projects classified as construction in progress as of June 30, 2011. Vanguard also capitalizes costs associated with developing computer software for internal use. Vanguard capitalizes both internal and external direct costs, excluding training, during the application development stage primarily for the purpose of customizing vendor software to integrate with Vanguard’s hospital information systems. The estimated net book value of capitalized internal use software included in net property, plant and equipment, was approximately $55.8 million and $51.8 million as of June 30, 2010 and 2011, respectively. The amortization expense for internal use software, included in depreciation expense, was approximately $9.5 million, $11.8 million and $14.7 million for the years ended 2009, 2010 and 2011, respectively.

The following table provides the gross asset balances for each major class of asset and total accumulated depreciation as of June 30, 2010 and 2011 (in millions).

	September 30,	September 30,
	June 30, 2010	June 30, 2011
Class of asset:
Land and improvements	$161.8	$199.2
Buildings and improvements	864.0	1,405.7
Equipment	740.5	953.6
Construction in progress	88.5	90.5

	1,854.8	2,649.0
Less: accumulated depreciation	(651.0)	(818.5)

Net property, plant and equipment	$1,203.8	$1,830.5

Investments in Securities

Investments in securities include debt and equity securities and are classified as available-for-sale, held-to-maturity or as part of a trading portfolio. As of June 30, 2011, Vanguard held no significant investments in securities classified as either held-to-maturity or trading. Investments in securities classified as available-for-sale are reported at fair value. Unrealized gains and losses, net of taxes, are reported as accumulated other comprehensive income (loss) unless the unrealized loss is determined to be other-than-temporary, at which point Vanguard would record a loss in the consolidated statements of operations. Vanguard calculates the realized gain or loss on sales of investments using the amortized cost basis, as determined by specific identification.

Long-Lived Assets and Goodwill

Long-lived assets, including property, plant and equipment and amortizable intangible assets, comprise a significant portion of Vanguard’s total assets. Vanguard evaluates the carrying value of long-lived assets when impairment indicators are present or when circumstances indicate that impairment may exist. When management believes impairment indicators may exist, projections of the undiscounted future cash flows associated with the use of and eventual disposition of long-lived assets held for use are prepared. Vanguard uses Level 3 inputs, generally defined as unobservable inputs representing Vanguard’s own assumptions, when impairment indicators may exist. If the projections indicate that the carrying values of the long-lived assets are not expected to be recoverable, Vanguard reduces the carrying values to fair value. For long-lived assets held for sale, Vanguard compares the carrying values to an estimate of fair value less selling costs to determine potential impairment. Vanguard tests for impairment of long-lived assets at the lowest level for which cash flows are measurable. These impairment tests are heavily influenced by assumptions and estimates that are subject to change as additional information becomes available. Given the relatively few number of hospitals Vanguard owns and the significant amounts of long-lived assets attributable to those hospitals, an impairment of the long-lived assets for even a single hospital could have a material adverse impact on its operating results or financial position.

Goodwill also represents a significant portion of Vanguard’s total assets. Vanguard reviews goodwill for impairment annually during its fourth fiscal quarter or more frequently if certain impairment indicators arise. Vanguard reviews goodwill at the reporting unit level, which is one level below an operating segment. Vanguard compares the carrying value of the net assets of each reporting unit to the net present value of estimated discounted future cash flows of the reporting unit. If the carrying value exceeds the net present value of estimated discounted future cash flows, an impairment indicator exists and an estimate of the impairment loss is calculated. The fair value calculation includes multiple assumptions and estimates, including the projected cash flows and discount rates applied. Changes in these assumptions and estimates could result in goodwill impairment that could have a material adverse impact on Vanguard’s results of operations or financial position.

Amortization of Intangible Assets

Amounts allocated to contract-based intangible assets, which primarily represent PHP’s contract with AHCCCS and PHP’s various contracts with network providers, are amortized over their useful lives, which equal 10 years. The expected future cash flows supporting the value of contract-based intangible assets are affected by Vanguard’s ability and intent to renew or extend the related PHP contracts. No amortization is recorded for indefinite-lived intangible assets. Deferred loan costs and syndication costs are amortized over the life of the applicable credit facility or notes using the effective interest method. Physician income and service agreement guarantee intangible assets are recorded based upon the estimated future payments under the contracts and are amortized over the applicable contract service periods. The useful lives over which intangible assets are amortized range from two years to ten years.

Pension Plan

Upon completing the acquisition of DMC on January 1, 2011, Vanguard assumed a frozen noncontributory defined benefit retirement plan (“DMC Pension Plan”) covering substantially all of the employees of DMC and its subsidiaries hired prior to June 1, 2003. The benefits paid under the DMC Pension Plan are primarily based on years of service and final average earnings.

The DMC Pension Plan is measured using actuarial techniques that reflect management’s assumptions for discount rate, expected long-term investment returns on plan assets, expected retirement and mortality. Management determines the discount rate with the assistance of actuaries.

The accounting guidance related to employers’ accounting for defined benefit pension plans requires recognition in the balance sheet of the funded status of defined benefit pension plans, and the recognition in other comprehensive income of unrecognized gains or losses and prior service costs or credits. Additionally, the guidance requires the measurement date for plan assets and liabilities to coincide with the plan sponsor’s year end.

As of June 30, 2011, Vanguard recorded an increase to equity through other comprehensive income of $31.8 million ($19.7 million, net of tax) based primarily on year-end adjustments related to decreases in Vanguard’s projected benefit obligation due to an increase in the discount rate used to measure the liability at June 30, 2011.

Income Taxes

Vanguard accounts for income taxes using the asset and liability method. This guidance requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities.

Vanguard believes that its tax return provisions are accurate and supportable, but certain tax matters require interpretations of tax law that may be subject to future challenge and may not be upheld under tax audit. To reflect the possibility that all of its tax positions may not be sustained, Vanguard maintains tax reserves that are subject to adjustment as updated information becomes available or as circumstances change. Vanguard records the impact of tax reserve changes to its income tax provision in the period in which the additional information, including the progress of tax audits, is obtained.

Vanguard assesses the realization of its deferred tax assets to determine whether an income tax valuation allowance is required. Based on all available evidence, both positive and negative, and the weight of that evidence to the extent such evidence can be objectively verified, Vanguard determines whether it is more likely than not that all or a portion of the deferred tax assets will be realized. The factors used in this determination include the following:

•	Cumulative losses in recent years

•	Income/losses expected in future years

•	Unsettled circumstances that, if favorably resolved, would adversely affect future operations

•	Availability, or lack thereof, of taxable income in prior carryback periods that would limit realization of tax benefits

•	Carryforward period associated with the deferred tax assets and liabilities

•	Prudent and feasible tax planning strategies

In addition, financial forecasts used in determining the need for or amount of federal and state valuation allowances are subject to changes in underlying assumptions and fluctuations in market conditions that could significantly alter Vanguard’s recoverability analysis and thus have a material adverse impact on Vanguard’s consolidated financial condition, results of operations or cash flows.

Accrued Health Plan Claims and Settlements

During the years ended 2009, 2010 and 2011, health plan claims expense was $525.6 million, $665.8 million and $686.3 million, respectively, primarily representing health claims incurred by members in PHP. Vanguard estimates PHP’s reserve for health claims using historical claims experience (including cost per member and payment lag time) and other actuarial data including number of members and certain member demographic information. Accrued health plan claims and settlements, including incurred but not reported claims and net amounts payable to AHCCCS and CMS for certain programs for which profitability is limited, for all Vanguard health plans combined was approximately $149.8 million and $114.9 million as of June 30, 2010 and 2011, respectively. While management believes that its estimation methodology effectively captures trends in medical claims costs, actual payments could differ significantly from its estimates given changes in the healthcare cost structure or adverse experience. Due to changes in historical claims trends, during its fiscal year ended June 30, 2009, Vanguard increased its health plan claims and settlements reserve related to prior fiscal year health claims experience by $0.1 million ($0.1 million net of taxes). During its fiscal years ended June 30, 2010 and 2011, Vanguard decreased its health plan claims and settlements reserve related to prior fiscal year health claims experience by $4.9 million ($3.0 million net of taxes or $0.07 per diluted share) and $12.7 million ($7.8 million net of taxes or $0.17 per diluted share). Additional adjustments to prior year estimates may be necessary in future periods as more information becomes available.

During the years ended 2009, 2010 and 2011, approximately $34.0 million, $42.8 million and $41.3 million, respectively, of accrued and paid claims for services provided to Vanguard’s health plan members by its hospitals and its other healthcare facilities were eliminated in consolidation. Vanguard’s operating results and cash flows could be materially affected by increased or decreased utilization of its healthcare facilities by members in its health plans.

Employee Health Insurance Reserve

Vanguard covers substantially all of its employees under self-insured medical plans. Claims are accrued under the self-insured medical plans as the incidents that give rise to them occur. Unpaid claims accruals are based on the estimated ultimate cost of settlement, including claim settlement expenses, in accordance with an average lag time and historical experience. The reserve for self-insured medical plan was approximately $14.1 million and $30.6 million as of June 30, 2010 and 2011, respectively, and is included in accrued salaries and benefits in the accompanying consolidated balance sheets. Vanguard mitigated its self-insured risk by purchasing stop-loss coverage for catastrophic claims for a portion of its covered employees at a $500,000 per enrollee annual limit. During the years ended June 30, 2010 and 2011, approximately $30.2 million and $58.7 million of medical claims expense were eliminated in consolidation related to self-insured medical claims expense incurred and revenues earned due to employee utilization of Vanguard’s healthcare facilities.

Professional and General Liability and Workers Compensation Reserves

Given the nature of its operating environment, Vanguard is subject to professional and general liability and workers compensation claims and related lawsuits in the ordinary course of business. Vanguard maintains professional and general liability insurance with unrelated commercial insurance carriers to provide for losses up to $65.0 million in excess of its self-insured retention (such self-insured retention maintained through Vanguard’s wholly owned captive insurance subsidiary and/or another of its wholly owned subsidiaries) of $10.0 million through June 30, 2010 but increased to $15.0 million for its Illinois hospitals subsequent to June 30, 2010.

Through the year ended June 30, 2010, Vanguard insured its excess coverage under a retrospectively rated policy, and premiums under this policy were recorded based on Vanguard’s historical claims experience. Vanguard self-insures its workers compensation claims at levels ranging from $0.6 million to $1.0 million per claim and purchases excess insurance coverage for claims exceeding these self-insured limits.

Vanguard’s reserves for professional and general liability as of June 30, 2010 and 2011 were $91.8 million and $326.8 million, respectively. As of June 30, 2010 and 2011 the reserves for workers’ compensation were $15.7 million and $32.1 million, respectively. Vanguard utilizes actuarial information to estimate its reserves for professional and general liability and workers compensation claims. Each reserve is comprised of estimated indemnity payments related to (1) reported events (“case reserves”); (2) estimated indemnity and expense payments related to incurred but not reported events (“IBNR”); and (3) estimated loss adjustment expenses representing an estimate of the direct settlement and litigation costs necessary to resolve outstanding claims. Management uses information from its risk managers and its best judgment to estimate case reserves. Actuarial IBNR estimates are dependent on multiple variables including Vanguard’s risk exposures, its self-insurance limits, geographic locations in which it operates, the severity of its historical losses compared to industry averages and the reporting pattern of its historical losses compared to industry averages, among others. Most of these variables require judgment, and changes in these variables could result in significant period over period fluctuations in Vanguard’s estimates. Vanguard discounts its workers compensation reserve using a 4% factor, an actuarial estimate of projected cash payments in future periods. Vanguard does not discount the reserve for estimated professional and general liability claims.

Vanguard adjusts these reserves from time to time as it receives updated information. Due to changes in historical loss trends, during its fiscal year ended June 30, 2009 and 2010, Vanguard increased its professional and general liability reserve related to prior fiscal years by $13.4 million ($8.3 million net of taxes or $0.18 per diluted share) and $8.4 million ($5.2 million net of taxes or $0.12 per diluted share), respectively. During its fiscal year ended June 30, 2011, Vanguard decreased its professional liability and general reserve by $5.4 million ($3.3 million net of taxes or $0.07 per diluted share). Similarly, Vanguard decreased its workers compensation reserve related to prior fiscal years by $3.8 million ($2.4 million net of taxes or $0.05 per diluted share), $5.1 million ($3.1 million net of taxes or $0.07 per diluted share) and $4.3 million ($2.6 million net of taxes or $0.06 per diluted share), respectively, during its fiscal years ended June 30, 2009, 2010 and 2011. Additional adjustments to prior year estimates may be necessary in future periods as Vanguard’s reporting history and loss portfolio matures.

Market and Labor Risks

Vanguard operates primarily in five geographic markets. If economic or other factors limit its ability to provide healthcare services in one or more of these markets, Vanguard’s cash flows and results of operations could be materially adversely impacted. Approximately 1,600 and 2,300 full-time employees in Vanguard’s Massachusetts and Michigan hospitals, respectively, are subject to collective organizing agreements. This group represents approximately 10% of Vanguard’s workforce. During fiscal 2011, Vanguard entered into a new three-year contract retroactive to January 1, 2010 with the nursing union in Massachusetts that is effective through December 2012. The current union contract that impacts approximately 90% of the Michigan unionized employees is effective until the end of calendar year 2011. If Vanguard experiences significant future labor disruptions related to these unionized employees, its cash flows and results of operations could be materially adversely impacted.

Stock-Based Compensation

Vanguard records stock-based employee compensation granted prior to July 1, 2006 using a minimum value method. For grants dated July 1, 2006 and subsequent, Vanguard records stock-based employee compensation using a Black-Scholes-Merton model.

The following table sets forth the weighted average assumptions utilized in the minimum value pricing model for stock option grants under the 2004 Option Plan prior to July 1, 2006 and those utilized in the Black-Scholes-Merton valuation model for grants under the 2004 Option Plan subsequent to July 1, 2006.

	Minimum Value	Black-Scholes Merton
Risk-free interest rate	4.11%-4.95%	3.61%-5.13%
Dividend yield	0.00%	0.00%
Volatility (wtd avg)	N/A	30.33%
Volatility (annual)	N/A	26.39%-37.73%
Expected option life	10 years	6.5 years

For stock options included in the Black-Scholes-Merton valuation model, Vanguard used historical stock price information of certain peer group companies for a period of time equal to the expected option life period to determine estimated volatility. Vanguard determined the expected life of the stock options by averaging the contractual life of the options and the vesting period of the options. The estimated fair value of options is amortized to expense on a straight-line basis over the options’ vesting period.

Recently Issued Accounting Pronouncements

In July 2011, the FASB issued Accounting Standards Update (“ASU”) No. 2011-06, “Other Expenses” (Topic 720): Fees Paid to the Federal Government by Health Insurers. The ASU is effective for calendar years beginning after December 31, 2013, when the required annual fee on health insurers initially becomes effective. The ASU amendment specifies that the liability incurred for mandatory fees imposed on health insurers from the Patient Protection and Affordable Care Act be deferred and amortized. ASU 2011-06 is not expected to significantly impact Vanguard’s financial position, results of operations or cash flows.

In June 2011, the FASB issued ASU No. 2011-05, “Comprehensive Income” (Topic 220): Presentation of Comprehensive Income. ASU 2011-5 eliminates Vanguard’s currently elected option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity. Instead, ASU 2011-5 requires that all non-owner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. ASU 2011-5 is required to be applied retrospectively and is effective for public companies for fiscal years beginning after December 15, 2011, and interim periods within those fiscal years. Early adoption is permitted. Vanguard is required to apply the provisions of ASU 2011-5 for its period beginning July 1, 2012. As of June 30, 2011, Vanguard recognized comprehensive income related to changes in the fair value of investments in securities and pension plan (see Note 14). Accordingly, the adoption of ASU 2011-5 will impact the presentation of Vanguard’s other comprehensive income.

In October 2010, the FASB issued ASU No. 2010-26, “Financial Services—Insurance” (Topic 944): Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts. ASU 2010-26 provides guidance on accounting for deferred policy acquisition costs of internal replacements of insurance and investment contracts. The amendments in this ASU specify that certain costs incurred in the successful acquisition of new and renewal contracts should be capitalized. Those costs include incremental direct costs of contract acquisition that result directly from and are essential to the contract transaction(s) and would not have been incurred by the insurance entity had the contract transaction(s) not occurred. ASU 2010-26 is effective for Vanguard’s fiscal year beginning July 1, 2012, with early adoption permitted, and is not expected to significantly impact Vanguard’s financial position, results of operations or cash flows.

In August 2010, the FASB issued ASU No. 2010-23, “Health Care Entities” (Topic 954): Measuring Charity Care for Disclosure. Due to the lack of comparability existing due to the use of either revenue or cost as the basis for disclosure of charity care, this ASU standardizes cost as the basis for charity care disclosures and specifies the elements of cost to be used in charity care disclosures. ASU 2010-23 is effective for Vanguard’s fiscal year beginning July 1, 2011 and is not expected to significantly impact Vanguard’s financial position, results of operations or cash flows although additional disclosures may be required.

Also in August 2010, the FASB issued ASU No. 2010-24, “Health Care Entities” (Topic 954): Presentation of Insurance Claims and Related Insurance Recoveries. This ASU eliminates the practice of netting claim liabilities with expected related insurance recoveries for balance sheet presentation. Claim liabilities are to be determined with no regard for recoveries and presented gross. Expected recoveries are presented separately. ASU 2010-24 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. Vanguard recorded approximately $24.0 million of additional non-current professional and general liability reserves and non-current excess insurance coverage receivables (including the impact of the acquired DMC balances), which are included in its consolidated balance sheet as of June 30, 2011. There was no impact to Vanguard’s results of operations or cash flows for the adoption of this guidance.

3. BUSINESS COMBINATIONS

Acquisition of Westlake and West Suburban

Effective August 1, 2010, Vanguard acquired substantially all of the assets used in the operations of Westlake Hospital in Melrose Park, Illinois and West Suburban Medical Center in Oak Park, Illinois, (collectively, “the Resurrection Facilities”) from certain affiliates of Resurrection Health Care. These assets included the two general acute care hospital facilities with a combined 458 licensed beds, the real property on which each facility is located, their respective current assets (except cash and certain other current assets) and outpatient facilities and other healthcare assets related to each such hospital, such as outpatient facilities located in River Forest, Illinois and three physician clinics located in Oak Park and Melrose Park, Illinois. The cash purchase price for the acquired assets was approximately $45.3 million, which was funded with cash on hand.

Under the acquisition method of accounting, the purchase price of the Resurrection Facilities was allocated to the identifiable assets acquired and liabilities assumed based upon their estimated fair values as of August 1, 2010. Vanguard has completed the purchase price allocation based upon its estimates of fair value of assets acquired based upon appraisal information and liabilities assumed at the acquisition date and has determined that no goodwill should be recorded related to this acquisition.

The fair values of assets acquired and liabilities assumed at the date of acquisition were as follows (in millions):

September 30,
Accounts receivable	$14.3
Inventories	3.7
Prepaid expenses and other current assets	1.3
Property and equipment	37.3
Other assets	1.0

Total assets acquired	57.6

Accounts payable	6.4
Other current liabilities	5.9

Total liabilities assumed	12.3

Net assets acquired	$45.3

Acquisition of Arizona Heart Hospital and Institute

In October 2010, Vanguard completed the purchase of substantially all of the assets and assumed certain liabilities used in the operation of the 59-bed Arizona Heart Hospital and of the Arizona Heart Institute (collectively “Arizona Heart”), both located in Phoenix, Arizona, for an aggregate purchase price of approximately $39.0 million, which was funded with cash on hand.

Under the acquisition method of accounting, the purchase price of Arizona Heart was allocated to the identifiable assets acquired and liabilities assumed based upon their estimated fair values as of the acquisition dates. Vanguard has completed the purchase price allocation based upon its estimates of fair value of assets acquired and liabilities assumed at the acquisition date. The excess of the purchase price over the estimated fair value of the identifiable assets acquired and liabilities assumed was recorded as goodwill. Goodwill recorded for this acquisition represents the business value of the entity not specifically related to net assets acquired. The $0.9 million of goodwill was assigned to Vanguard’s acute care services segment and is expected to be deductible for tax purposes.

Acquisition of The Detroit Medical Center

Effective January 1, 2011, Vanguard purchased substantially all of the assets of The Detroit Medical Center, a Michigan non-profit corporation, and certain of its affiliates (collectively, “DMC”), which assets consist primarily of eight acute care and specialty hospitals in the Detroit, Michigan metropolitan area and related healthcare facilities. The eight hospitals are DMC Children’s Hospital of Michigan, DMC Detroit Receiving Hospital, DMC Harper University Hospital, DMC Huron Valley-Sinai Hospital, DMC Hutzel Women’s Hospital, DMC Rehabilitation Institute of Michigan, DMC Sinai-Grace Hospital and DMC Surgery Hospital, with a combined 1,734 licensed beds. The cash purchase price for the acquired DMC assets paid at closing was $363.3 million and was funded with cash on hand. The goodwill acquired in connection with the DMC acquisition was assigned to Vanguard’s acute care services segment and is not expected to be deductible for tax purposes.

Vanguard acquired all of DMC’s assets (other than donor-restricted assets and certain other assets) and assumed all of its liabilities (other than its outstanding bonds, certain other debt and certain other liabilities). The assumed liabilities include a pension liability under a “frozen” defined benefit pension plan of DMC, which liability Vanguard expects to fund over 15 years after closing based upon current actuarial assumptions and estimates (which assumptions and assessments are subject to periodic adjustment). Vanguard also committed to spend $350.0 million during the five years subsequent to closing for the routine capital needs of the DMC facilities and an additional $500.0 million in capital expenditures during this same five-year period, which latter amount relates to a specific project list agreed to between the DMC board of trustees and Vanguard. To collateralize this commitment, concurrent with the closing of the transaction, Vanguard placed into escrow for the benefit of DMC a warrant certificate representing warrants in respect of 400,000 shares of Vanguard’s common stock (the “Warrant Shares”). In May 2011, Vanguard replaced the Warrant Shares with a contingent unsecured subordinated promissory note payable to the legacy DMC entity in the principal amount of $500.0 million to collateralize the $500.0 million specified project capital commitment, as permitted by the purchase agreement for the DMC acquisition. The principal amount of the promissory note is reduced automatically as Vanguard expends capital or escrows cash related to this capital commitment.

Vanguard has substantially completed its purchase price allocation based upon its estimates of fair value of assets acquired and liabilities assumed at the acquisition date. However, Vanguard continued to assess the fair value of certain liabilities assumed in the acquisition during the six months ended December 31, 2011. As a result of additional information that became available after June 30, 2011 relating to the fair value of these assumed liabilities given facts and circumstances that existed at the acquisition date, Vanguard revised its estimate of these assumed liabilities and the related income tax effect as of December 31, 2011. Vanguard recast its June 30, 2011 balance sheet to reflect these revised estimates. The table below summarizes the final recast DMC purchase price allocation resulting from these revised estimates. The fair values of assets acquired and liabilities assumed at the acquisition date were as follows (in millions):

September 30,
Cash	$6.4
Accounts receivable	115.1
Inventories	26.7
Prepaid expenses and other current assets	106.0
Property and equipment	524.6
Goodwill	101.7
Other intangible assets	10.7
Investments in securities	166.4
Other assets	85.2

Total assets acquired	1,142.8

Accounts payable	80.9
Other current liabilities	188.3
Pension benefit obligation	228.0
Other non-current liabilities	282.3

Total liabilities assumed	779.5

Net assets acquired	$363.3

Acquisition related expenses for DMC and other acquisitions were $12.5 million for the year ended June 30, 2011 and are included in other expenses on the accompanying consolidated statements of operations.

Pro Forma Information

Post-acquisition revenues of approximately $1,191.8 million and income from continuing operations before income taxes of approximately $54.4 million for the combined Resurrection acquisition (effective August 1, 2010) and the DMC acquisition (effective January 1, 2011) are included in Vanguard’s consolidated results of operations for the year ended June 30, 2011. The following table provides certain pro forma financial information for Vanguard as if these acquisitions occurred at the beginning of fiscal year 2010 (in millions).

	September 30,	September 30,
	Year ended June 30,
	2010	2011

Total revenues	$5,164.9	$5,542.7

Income (loss) from continuing operations, before income taxes	$(113.9)	$28.6

The pro forma results for the Arizona Heart acquisition are not included, as Vanguard deems those results to be insignificant for disclosure.

4. FAIR VALUE MEASUREMENTS

Vanguard’s financial assets recorded at fair value on a recurring basis primarily relate to investments in available-for-sale securities held by two of its captive insurance subsidiaries. The following tables present information about the assets that are measured at fair value on a recurring basis as of June 30, 2011 and June 30, 2010 (in millions). The following tables also indicate the fair value hierarchy of the valuation techniques Vanguard utilized to determine such fair values. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets. Vanguard considers a security that trades at least weekly to have an active market. Fair values determined by Level 2 inputs utilize data points that are observable, such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset, and include situations where there is little, if any, market activity for the asset. Vanguard’s policy is to recognize transfers between levels as of the actual date of the event or change in circumstances that caused the transfer.

	September 30,	September 30,	September 30,	September 30,
	June 30, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

United States short-term treasury bills	$20.8	$0.3	$20.5	$—
Auction rate securities	8.8	—	—	8.8
Corporate bonds	14.1	—	14.1	—
Common stock — domestic	9.7	0.1	9.6	—
Common stock — international	9.7	9.4	0.3	—
Preferred stock — international	0.2	0.2	—	—

Investments in securities	$63.3	$10.0	$44.5	$8.8

	September 30,	September 30,	September 30,	September 30,
	June 30, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Auction rate securities	$19.8	$—	$—	$19.8

The following table provides a reconciliation of the beginning and ending balances for the year ended June 30, 2011 and the year ended June 30, 2010 for those fair value measurements using significant Level 3 unobservable inputs (in millions).

	September 30,	September 30,	September 30,	September 30,	September 30,
	Balance at June 30, 2010	Redemptions	Realized gain on redemptions	Increase in fair value, pre tax	Balance at June 30, 2011

Auction rate securities	$19.8	$(14.3)	$0.5	$2.8	$8.8

	September 30,	September 30,	September 30,	September 30,	September 30,
	Balance at June 30, 2009	Redemptions	Realized loss on redemptions	Increase in fair value, pre tax	Balance at June 30, 2010

Auction rate securities	$21.6	$(1.8)	$—	$—	$19.8

Investments in securities

As of June 30, 2011, Vanguard held $63.3 million in total available for sale investments in debt and equity securities, which are included in investments in securities on the consolidated balance sheets. Investments in corporate bonds, valued at approximately $14.1 million at June 30, 2011, consist of corporate bonds and other fixed income investments with average maturities of approximately 11.4 years as of June 30, 2011.

As of June 30, 2011, approximately $54.5 million of the acquired DMC investments were reflected on the accompanying consolidated balance sheet in investments in securities. Vanguard calculates the realized gain or loss on sales of investments using the amortized cost basis, as determined by specific identification. The amortized cost basis of these investments was approximately $52.8 million as of June 30, 2011.

The investments acquired from DMC are classified as “available-for-sale” and recorded at fair value. The investment securities are held for the purpose of providing a funding source to pay professional liability claims covered by the captive insurance subsidiary. Vanguard adjusts the book value of these investments to fair value on a quarterly basis.

The following table provides a reconciliation of the DMC securities since acquisition on January 1, 2011 through June 30, 2011 (in millions).

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	Fair value acquired at January 1, 2011	Proceeds from sales	Purchases of securities	Realized gain on sales, pre tax	Increase in fair value, pre tax	Fair value at June 30, 2011

DMC securities	$166.4	$(238.3)	$123.7	$1.0	$1.7	$54.5

As of June 30, 2011, Vanguard held $8.8 million in total available for sale investments in auction rate securities (“ARS”) backed by student loans, which are included in investments in securities on the accompanying consolidated balance sheets. These ARS are accounted for as long-term available for sale securities. The par value of the remaining interest in ARS was $10.0 million at June 30, 2011. The ARS have a maturity date of 2040 and are guaranteed by the U.S. government at approximately 96%-98% of the principal and accrued interest under the Federal Family Education Loan Program or other similar programs. Due to the lack of market liquidity and other observable market inputs for these ARS, Vanguard utilized Level 3 inputs to estimate the $8.8 million fair value of these ARS. Valuations from forced liquidations or distressed sales are inconsistent with the definition of fair value set forth in the pertinent accounting guidance, which assumes an orderly market. For its valuation estimate, management utilized a discounted cash flow analysis that included estimates of the timing of liquidation of these ARS and the impact of market risks on exit value. Vanguard does not currently intend to sell and does not believe it is more likely than not it will be required to sell these ARS prior to liquidity returning to the market and their fair value substantially recovering to par value. During the year ended June 30, 2011, approximately $14.3 million of the ARS were redeemed for cash.

Since the beginning of fiscal year 2008, Vanguard has recognized realized losses related to the ARS of approximately $0.7 million, $0.6 million of which related to an other than temporary impairment due to a failed tender offer during the quarter ended September 30, 2008 and $0.1 million of which related to a redemption of $6.2 million principal amount of ARS at 98% of par value during the quarter ended December 31, 2010. During the quarter ended June 30, 2011 Vanguard recognized a realized gain of $0.6 million related to the redemption, at par, of the ARS that had previously been impaired due to the failed tender during the quarter ended September 30, 2008. As of June 30, 2011, Vanguard has recognized temporary impairments of $1.2 million ($0.7 million, net of taxes) related to the ARS. These temporary impairments are included in accumulated other comprehensive income (loss) (“AOCL”) on the accompanying consolidated balance sheets.

Cash and Cash Equivalents and Restricted Cash

The carrying amounts reported for cash and cash equivalents and restricted cash approximate fair value because of the short-term maturity of these instruments.

Accounts Receivable and Accounts Payable

The carrying amounts reported for accounts receivable and accounts payable approximate fair value because of the short-term maturity of these instruments.

Long-Term Debt

The fair values of the 8.0% Notes and the 2010 term loan facility (both as defined in Note 9) as of June 30, 2011 were approximately $1,222.0 million and $806.9 million, respectively, based upon stated market prices. The fair values of the 7.750% Senior Notes and the 10.375% Senior Discount Notes (both as defined in Note 9) were approximately $355.3 million and $493.2 million, respectively, based upon significant unobservable inputs including interest rates, maturity and credit ratings as of June 30, 2011. The fair values are subject to change as market conditions change.

5. PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets in the accompanying consolidated balance sheets consist of the following as of June 30, 2010 and 2011 (in millions).

	September 30,	September 30,
	2010	2011
Prepaid insurance	$0.4	$1.6
Prepaid maintenance contracts	6.4	8.2
Other prepaid expenses	8.8	17.0
Third party settlements	6.6	11.7
Health plan receivables	81.4	19.8
FICA settlement receivable	—	43.5
Other receivables	15.6	56.1

	$119.2	$157.9

The decrease in health plan receivables at June 30, 2011 was primarily the result of AHCCCS’ deferral of capitation and other payments to PHP at June 2010. Substantially all of these deferred payments were received subsequent to June 30, 2010. The increase in other receivables at June 30, 2011 was the direct result of Vanguard’s current year acquisitions.

6. IMPAIRMENT AND RESTRUCTURING CHARGES

During the year ended June 30, 2011, Vanguard determined that a $0.9 million ($0.6 million net of taxes or $0.01 per diluted share) impairment charge was necessary to write-down the book value of real property associated with a hospital that was being replaced in the Texas market to estimated fair value based on significant unobservable inputs (level 3). The remaining net impairment and restructuring charges for the year ended June 30, 2011 include approximately $5.1 million of restructuring charges related to employee severance and related costs negotiated during Vanguard’s third quarter of fiscal 2011.

Vanguard’s restructuring charges during the year ended June 30, 2011 represent the elimination of approximately forty positions for the realignment of certain corporate services within the acute care services segment. As of June 30, 2011 accrued expenses on the accompanying consolidated balance sheet included approximately $3.0 million of severance and related expenses that Vanguard expects to fund over the next fourteen months.

Vanguard completed its annual goodwill impairment test during the fourth quarter of fiscal 2011 noting no impairment. However, Vanguard did recognize an impairment loss in fiscal year 2010 based upon an interim impairment analysis. Vanguard performed an interim goodwill impairment test during the quarter ended December 31, 2009 and, based upon revised projected cash flows, market participant data and appraisal information, Vanguard determined that the $43.1 million remaining goodwill related to the Illinois hospitals reporting unit of Vanguard’s acute care services segment was impaired. Vanguard recorded the $43.1 million ($31.8 million, net of taxes or $0.71 per diluted share) non-cash impairment loss during its quarter ended December 31, 2009.

7. GOODWILL AND INTANGIBLE ASSETS

The following table provides information regarding the intangible assets, including deferred loan costs, included on the accompanying consolidated balance sheets as of June 30, 2010 and 2011 (in millions).

	September 30,	September 30,	September 30,	September 30,
	Gross Carrying Amount		Accumulated Amortization
	2010	2011	2010	2011
Class of Intangible Asset
Amortized intangible assets:
Deferred loan costs	$39.1	$65.0	$1.9	$8.2
Contracts	31.4	31.4	18.0	21.2
Physician income and other guarantees	31.1	35.4	25.0	29.8
Other	8.8	8.9	2.7	3.5

Subtotal	110.4	140.7	47.6	62.7
Indefinite-lived intangible assets:
License and accreditation	3.2	16.0	—	—

Total	$113.6	$156.7	$47.6	$62.7

Amortization expense for contract-based intangibles and other intangible assets during the fiscal years ended 2009, 2010 and 2011 was approximately $3.6 million, $4.8 million and $4.0 million, respectively. Total estimated amortization expense for these intangible assets during the next five years and thereafter is as follows: 2012 — $4.2 million; 2013 — $4.2 million; 2014 — $4.2 million; 2015 — $1.7 million; 2016 — $0.5 million and $0.8 million thereafter.

Amortization of deferred loan costs of $5.4 million, $5.2 million and $6.3 million during the years ended 2009, 2010 and 2011, respectively, is included in net interest. Vanguard capitalized approximately $25.9 million of additional deferred loan costs during fiscal 2011 associated with the additional debt offerings in July 2010 and January 2011 (see Note 9). Amortization of physician income and other guarantees of $6.2 million, $6.7 million and $4.8 million during the years ended 2009, 2010 and 2011, respectively, is included in purchased services or other operating expenses.

During the year ended 2011, goodwill increased by $108.0 million related to acute care services segment acquisitions. During 2010, goodwill increased by $0.1 million related to acute care services segment acquisitions and decreased by $43.1 million related to the Illinois market impairment recognized. As of June 30, 2011, Vanguard has recognized goodwill impairments of $166.9 million in the aggregate, all of which relate to Vanguard’s acute care services segment.

8. OTHER ACCRUED EXPENSES AND CURRENT LIABILITIES

The following table presents summaries of items comprising other accrued expenses and current liabilities in the accompanying consolidated balance sheets as of June 30, 2010 and 2011 (in millions).

	September 30,	September 30,
	2010	2011
Property taxes	$13.2	$16.6
Current portion of professional and general liability and workers compensation insurance	24.0	69.2
Accrued income guarantees	2.6	2.7
Accrued capital expenditures	21.0	34.9
Accrued monitoring and advisory fees	—	14.9
FICA settlement liability	—	21.8
Unfavorable contract liability	—	27.8
Other	16.1	33.7

	$76.9	$221.6

9. FINANCING ARRANGEMENTS

A summary of Vanguard’s long-term debt as of June 30, 2010 and 2011 follows (in millions).

	September 30,	September 30,
	June 30, 2010	June 30, 2011
10.375% Senior Discount Notes due 2016	$—	$465.0
8.0% Senior Unsecured Notes due 2018	937.0	1,156.3
7.750% Senior Notes due 2019	—	350.0
Term loans payable under credit facility due 2016	815.0	806.9
Capital leases and other long term debt	—	9.4

	1,752.0	2,787.6
Less: current maturities	(8.2)	(461.8)

	$1,743.8	$2,325.8

8.0% Senior Notes

On January 29, 2010, Vanguard completed a comprehensive refinancing plan (the “Refinancing”). In connection with the Refinancing on January 29, 2010, two of Vanguard’s wholly owned subsidiaries, Vanguard Health Holding Company II, LLC and Vanguard Holding Company II, Inc. (collectively, the “Issuers”), completed a private placement of $950.0 million ($936.3 million cash proceeds) 8% Senior Unsecured Notes due February 1, 2018 (“8.0% Notes”). Interest on the 8.0% Notes is payable semi-annually in August and February of each year. The 8.0% Notes are unsecured general obligations of the Issuers and rank pari passu in right of payment to all existing and future senior unsecured indebtedness of the Issuers. The $13.7 million discount is accreted to par over the term of the 8.0% Notes. All payments on the 8.0% Notes are guaranteed jointly and severally on a senior unsecured basis by Vanguard and its domestic subsidiaries, other than those subsidiaries that do not guarantee the obligations of the borrowers under the 2010 credit facilities (as defined below).

On or after February 1, 2014, the Issuers may redeem all or part of the 8.0% Notes at various redemption prices given the date of redemption as set forth in the indenture governing the 8.0% Notes. In addition, the Issuers may redeem up to 35% of the 8.0% Notes prior to February 1, 2013 with the net cash proceeds from certain equity offerings at a price equal to 108% of their principal amount, plus accrued and unpaid interest. The Issuers may also redeem some or all of the 8.0% Notes before February 1, 2014 at a redemption price equal to 100% of the principal amount thereof, plus a “make-whole” premium and accrued and unpaid interest.

On May 7, 2010, the Issuers exchanged substantially all of their outstanding 8.0% Notes for new 8.0% senior unsecured notes with identical terms and conditions, except that the exchange notes were registered under the Securities Act of 1933. Terms and conditions of the exchange offer were set forth in the registration statement on Form S-4 filed with the Securities and Exchange Commission on March 3, 2010, that became effective on April 1, 2010.

On July 14, 2010, the Issuers entered into a Second Supplemental Indenture, under which the Issuers co-issued (the “Add-on Notes Offering”) $225.0 million ($216.6 million cash proceeds) aggregate principal amount of 8.0% Senior Unsecured Notes due 2018 (the “Add-on Notes”), which are guaranteed on a senior unsecured basis by Vanguard and its domestic subsidiaries, other than those subsidiaries that do not guarantee the obligations of the borrowers under the 2010 credit facilities. The Add-on Notes Offering was made under the indenture governing the 8.0% Notes that were issued on January 29, 2010 as part of the Refinancing. The Add-on Notes were issued at an offering price of 96.25% plus accrued interest, if any, from January 29, 2010. The discount of $8.4 million is accreted to par over the remaining term of the Add-on Notes. The proceeds from the Add-on Notes were used to finance, in part, Vanguard’s acquisition of substantially all the assets of DMC and to pay fees and expenses incurred in connection with the foregoing.

On June 14, 2011, the Issuers exchanged substantially all of their outstanding Add-on Notes for new 8.0% senior unsecured notes with identical terms and conditions, except that the exchange notes were registered under the Securities Act of 1933. Terms and conditions of the exchange offer were set forth in the registration statement on Form S-4 filed with the Securities and Exchange Commission on April 8, 2011, that became effective on May 4, 2011.

7.750% Senior Notes

On January 26, 2011, the Issuers issued an aggregate principal amount of $350.0 million of senior notes due 2019 (the “Senior Notes”), in a private placement. The Issuers’ obligations under the Senior Notes were fully and unconditionally guaranteed on a senior basis by Vanguard, Vanguard Health Holding Company I, LLC and certain subsidiaries of VHS Holdco II.

The Senior Notes bear interest at a rate of 7.750% per annum. Vanguard will pay cash interest semi-annually in arrears on February 1 and August 1 of each year, beginning on August 1, 2011. The Senior Notes are unsecured general obligations of the Issuers and rank pari passu in right of payment to all existing and future unsecured indebtedness of the Issuers. The Senior Notes mature on February 1, 2019. Vanguard used the proceeds from the Senior Notes for general corporate purposes, including acquisitions, and to pay the related transaction fees and expenses of the offering and the offering of the Senior Discount Notes, defined below.

On June 14, 2011, the Issuers exchanged substantially all of their outstanding Senior Notes for new 7.750% senior notes with identical terms and conditions, except that the exchange notes were registered under the Securities Act of 1933. Terms and conditions of the exchange offer were set forth in the registration statement on Form S-4 filed with the Securities and Exchange Commission on April 8, 2011, that became effective on May 4, 2011.

10.375% Senior Discount Notes

On January 26, 2011, Vanguard issued senior discount notes due 2016 with a stated principal amount at maturity of approximately $747.2 million generating approximately $444.7 million of gross proceeds (the “Senior Discount Notes”), in a private placement. The Senior Discount Notes are not guaranteed by any of Vanguard’s subsidiaries.

The Senior Discount Notes had an initial accreted value of $602.23 per $1,000 stated principal amount at maturity and were issued at a price of $595.08 per $1,000 stated principal amount at maturity. No cash interest will accrue on the Senior Discount Notes, but the Senior Discount Notes will accrete at a rate of 10.375% per annum, compounded semi-annually on February 1 and August 1 of each year, such that the accreted value will equal the stated principal amount at maturity on February 1, 2016. Vanguard used the proceeds from the offering of the Senior Discount Notes to pay a dividend of approximately $447.2 million ($593.58 per common share) to its equity holders.

On June 14, 2011, Vanguard exchanged substantially all of its outstanding Senior Discount Notes for new 10.375% senior discount notes with identical terms and conditions, except that the exchange notes were registered under the Securities Act of 1933. Terms and conditions of the exchange offer were set forth in the registration statement on Form S-4 filed with the Securities and Exchange Commission on April 8, 2011, that became effective on May 4, 2011.

Vanguard used the net proceeds from its initial public offering in June 2011 and the exercise of the over-allotment option by the offering underwriters in July 2011 to redeem $453.6 million accreted value of the Senior Discount Notes and to pay $27.6 million of redemption premiums thereof in July and August 2011. Approximately $450.2 million of the Senior Discount Notes, representing the accreted value as of June 30, 2011, has been reclassified to current maturities of long-term debt on the accompanying consolidated balance sheet as of June 30, 2011 in anticipation of these redemptions. See Note 22 for additional details.

Credit Facility Debt

In connection with the Refinancing on January 29, 2010, two of Vanguard’s wholly owned subsidiaries, Vanguard Health Holding Company II, LLC and Vanguard Holding Company II, Inc. (collectively, the “Co-borrowers”), entered into new senior secured credit facilities (the “2010 credit facilities”) with various lenders and Bank of America, N.A. as administrative agent, and repaid all amounts outstanding under the previous credit facility. The 2010 credit facilities include a six-year term loan facility (the “2010 term loan facility”) in the aggregate principal amount of $815.0 million and a five-year $260.0 million revolving credit facility (the “2010 revolving facility”).

In addition, subject to the receipt of commitments by existing lenders or other financial institutions and the satisfaction of certain other conditions, the Co-borrowers may request an incremental term loan facility to be added to the 2010 term loan facility. The Co-borrowers may also seek to increase the borrowing availability under the 2010 revolving facility to an amount larger than $260.0 million, subject to the receipt of commitments by existing lenders or other financial institutions for such increased revolving capacity and the satisfaction of other conditions. Vanguard’s remaining borrowing capacity under the 2010 revolving facility, net of letters of credit outstanding, was $222.8 million as of June 30, 2011.

The 2010 term loan facility bears interest at a rate equal to, at Vanguard’s option, LIBOR (subject to a 1.50% floor) plus 3.50% per annum or a base rate plus 2.50% per annum. The interest rate applicable to the 2010 term loan facility was approximately 5.0% as of June 30, 2011. Vanguard also makes quarterly principal payments equal to one-fourth of one percent of the outstanding principal balance of the 2010 term loan facility and will continue to make such payments until maturity of the term debt.

Any future borrowings under the 2010 revolving facility will bear interest at a rate equal to, at Vanguard’s option, LIBOR plus 3.50% per annum or a base rate plus 2.50% per annum, both of which are subject to a decrease of up to 0.25% dependent upon Vanguard’s consolidated leverage ratio. Vanguard may utilize the 2010 revolving facility to issue up to $100.0 million of letters of credit ($37.2 million of which were outstanding at June 30, 2011). Vanguard also pays a commitment fee to the lenders under the 2010 revolving facility in respect of unutilized commitments thereunder at a rate equal to 0.50% per annum. Vanguard also pays customary letter of credit fees under this facility.

The 2010 credit facilities contain numerous covenants that restrict Vanguard or its subsidiaries from completing certain transactions and also include limitations on capital expenditures, a minimum interest coverage ratio requirement and a maximum leverage ratio requirement. Vanguard was in compliance with each of these debt covenants as of June 30, 2011. Obligations under the credit agreement are unconditionally guaranteed by Vanguard and Vanguard Health Holding Company I, LLC (“VHS Holdco I”) and, subject to certain exceptions, each of VHS Holdco I’s wholly-owned domestic subsidiaries (the “U.S. Guarantors”). Obligations under the credit agreement are also secured by substantially all of the assets of Vanguard Health Holding Company II, LLC (“VHS Holdco II”) and the U.S. Guarantors including a pledge of 100% of the membership interests of VHS Holdco II, 100% of the capital stock of substantially all U.S. Guarantors (other than VHS Holdco I) and 65% of the capital stock of each of VHS Holdco II’s non-U.S. subsidiaries that are directly owned by VHS Holdco II or one of the U.S. Guarantors and a security interest in substantially all tangible and intangible assets of VHS Holdco II and each U.S. Guarantor.

Future Maturities

The aggregate annual principal payments and scheduled redemptions of long-term debt, including capital leases and other long term debt, for each of the next five years and thereafter are as follows: Year 1 — $461.8 million; Year 2 — $11.2 million; Year 3 — $11.5 million; Year 4 — $8.2 million; Year 5 — $797.4 million and $1,525.0 million thereafter.

Other Information

Vanguard conducts substantially all of its business through its subsidiaries. Most of Vanguard’s subsidiaries had jointly and severally guaranteed Vanguard’s previously outstanding 9.0% senior notes on a subordinated basis and currently jointly and severally guarantee the 8.0% Notes and the Senior Notes. Certain of Vanguard’s other consolidated wholly-owned and non wholly-owned entities did not guarantee the previously outstanding 9.0% senior subordinated notes and currently do not guarantee the 8.0% Notes, the Senior Notes and the Senior Discount Notes in conformity with the provisions of the indentures governing those notes and do not guarantee the 2010 credit facilities in conformity with the provisions thereof. The accompanying condensed consolidating financial information for the parent company, the issuers of the senior notes and term debt, the issuers of the previously outstanding 11.25% senior discount notes and the Senior Discount Notes, the subsidiary guarantors, the non-guarantor subsidiaries, certain eliminations and consolidated Vanguard as of June 30, 2010 and June 30, 2011 and for the years ended June 30, 2009, 2010 and 2011 follows.

VANGUARD HEALTH SYSTEMS, INC.

Condensed Consolidating Balance Sheets

June 30, 2010

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	Parent	Issuers of Senior Notes and Term Debt	Issuers of Senior Discount Notes	Guarantor Subsidiaries	Combined Non- Guarantors	Eliminations	Total Consolidated
	(In millions)
ASSETS
Current assets:
Cash and cash equivalents	$—	$—	$—	$198.6	$59.0	$—	$257.6
Restricted cash	—	—	—	0.6	1.7	—	2.3
Accounts receivable, net	—	—	—	249.4	21.0	—	270.4
Inventories	—	—	—	46.0	3.6	—	49.6
Prepaid expenses and other current assets	—	—	—	62.5	85.9	(7.3)	141.1

Total current assets	—	—	—	557.1	171.2	(7.3)	721.0
Property, plant and equipment, net	—	—	—	1,147.3	56.5	—	1,203.8
Goodwill	—	—	—	564.3	84.8	—	649.1
Intangible assets, net	—	37.2	—	14.8	14.0	—	66.0
Investments in consolidated subsidiaries	608.8	—	—	—	—	(608.8)	—
Investments in securities	—	—	—	—	19.8	—	19.8
Other assets	—	—	—	69.7	0.2	—	69.9

Total assets	$608.8	$37.2	$—	$2,353.2	$346.5	$(616.1)	$2,729.6

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$—	$—	$—	$158.2	$36.6	$—	$194.8
Accrued expenses and other current liabilities	—	41.4	—	212.9	158.7	—	413.0
Current maturities of long-term debt	—	8.2	—	(0.2)	0.2	—	8.2

Total current liabilities	—	49.6	—	370.9	195.5	—	616.0
Other liabilities	—	—	—	70.3	52.2	(7.3)	115.2
Long-term debt, less current maturities	—	1,743.8	—	—	—	—	1,743.8
Intercompany	354.2	(1,052.4)	—	1,177.0	(182.0)	(296.8)	—
Total equity (deficit)	254.6	(703.8)	—	735.0	280.8	(312.0)	254.6

Total liabilities and equity	$608.8	$37.2	$—	$2,353.2	$346.5	$(616.1)	$2,729.6

VANGUARD HEALTH SYSTEMS, INC.

Condensed Consolidating Balance Sheets

June 30, 2011 (Recast)

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	Parent	Issuers of Senior Notes and Term Debt	Issuers of Senior Discount Notes	Guarantor Subsidiaries	Combined Non- Guarantors	Eliminations	Total Consolidated
	(In millions)
ASSETS
Current assets:
Cash and cash equivalents	$—	$—	$—	$644.1	$292.5	$—	$936.6
Restricted cash	—	—	—	0.7	1.6	—	2.3
Accounts receivable, net	—	—	—	448.1	36.3	—	484.4
Inventories	—	—	—	83.6	0.3	—	83.9
Prepaid expenses and other current assets	—	—	—	241.3	9.5	—	250.8

Total current assets	—	—	—	1,417.8	340.2	—	1,758.0
Property, plant and equipment, net	—	—	—	1,773.4	57.1	—	1,830.5
Goodwill	—	—	—	673.5	83.6	—	757.1
Intangible assets, net	—	37.4	19.4	25.3	11.9	—	94.0
Investments in consolidated subsidiaries	608.8	—	—		—	(608.8)	—
Investments in securities	—	—	—	63.3	—	—	63.3
Other assets	—	—	—	84.3	9.0	—	93.3

Total assets	$608.8	$37.4	$19.4	$4,037.6	$501.8	$(608.8)	$4,596.2

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$—	$—	$—	$280.6	$33.7	$—	$314.3
Accrued expenses and other current liabilities	—	62.3	—	457.0	128.4	—	647.7
Current maturities of long-term debt	—	8.2	450.6	3.0	—	—	461.8

Total current liabilities	—	70.5	450.6	740.6	162.1	—	1,423.8
Other liabilities	—	—	—	565.5	38.0	—	603.5
Long-term debt, less current maturities	—	2,305.0	14.4	6.4	—	—	2,325.8
Intercompany	365.7	(1,468.8)	(412.7)	1,927.1	(9.4)	(381.9)	—
Total equity (deficit)	243.1	(849.3)	(32.9)	798.0	311.1	(226.9)	243.1

Total liabilities and equity	$608.8	$37.4	$19.4	$4,037.6	$501.8	$(608.8)	$4,596.2

VANGUARD HEALTH SYSTEMS, INC.

Condensed Consolidating Statements of Operations

For the year ended June 30, 2009

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	Parent	Issuers of Senior Notes and Term Debt	Issuers of Senior Discount Notes	Guarantor Subsidiaries	Combined Non- Guarantors	Eliminations	Total Consolidated
	(In millions)
Patient service revenues, net	$—	$—	$—	$2,159.3	$161.1	$(23.3)	$2,297.1
Premium revenues	—	—	—	60.2	618.0	(0.2)	678.0

Total revenues	—	—	—	2,219.5	779.1	(23.5)	2,975.1

Salaries and benefits	4.4	—	—	1,138.4	91.0	—	1,233.8
Health plan claims expense	—	—	—	34.8	514.1	(23.3)	525.6
Supplies	—	—	—	422.9	32.6	—	455.5
Purchased services	—	—	—	149.1	14.7	—	163.8
Other operating expenses	0.2	—	—	198.8	56.7	(0.2)	255.5
Rents and leases	—	—	—	35.6	7.0	—	42.6
Depreciation and amortization	—	—	—	114.7	14.2	—	128.9
Interest, net	—	93.8	22.1	(6.7)	2.4	—	111.6
Management fees	—	—	—	(14.1)	14.1	—	—
Impairment and restructuring charges	—	—	—	6.2	—	—	6.2
Other	—	—	—	2.7	—	—	2.7

Total costs and expenses	4.6	93.8	22.1	2,082.4	746.8	(23.5)	2,926.2

Income (loss) from continuing operations before income taxes	(4.6)	(93.8)	(22.1)	137.1	32.3	—	48.9
Income tax benefit (expense)	(16.8)	—	—	—	(9.4)	9.4	(16.8)
Equity in earnings of subsidiaries	50.0	—	—	—	—	(50.0)	—

Income (loss) from continuing operations	28.6	(93.8)	(22.1)	137.1	22.9	(40.6)	32.1
Income (loss) from discontinued operations, net of taxes	—	—	—	(0.6)	0.3	—	(0.3)

Net income (loss)	28.6	(93.8)	(22.1)	136.5	23.2	(40.6)	31.8
Less: Net income attributable to non- controlling interests	—	—	—	(3.2)	—	—	(3.2)

Net income (loss) attributable to Vanguard Health Systems, Inc. stockholders	$28.6	$(93.8)	$(22.1)	$133.3	$23.2	$(40.6)	$28.6

VANGUARD HEALTH SYSTEMS, INC.

Condensed Consolidating Statements of Operations

For the year ended June 30, 2010

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	Parent	Issuers of Senior Notes and Term Debt	Issuers of Senior Discount Notes	Guarantor Subsidiaries	Combined Non- Guarantors	Eliminations	Total Consolidated
	(In millions)
Patient service revenues, net	$—	$—	$—	$2,252.0	$175.5	$(42.8)	$2,384.7
Premium revenues	—	—	—	59.5	810.4	(30.2)	839.7

Total revenues	—	—	—	2,311.5	985.9	(73.0)	3,224.4

Salaries and benefits	4.2	—	—	1,194.9	97.1	—	1,296.2
Health plan claims expense	—	—	—	46.3	662.3	(42.8)	665.8
Supplies	—	—	—	421.9	34.2	—	456.1
Purchased services	—	—	—	155.4	24.1	—	179.5
Other operating expenses	0.2	—	—	219.0	71.6	(30.2)	260.6
Rents and leases	—	—	—	36.5	7.3	—	43.8
Depreciation and amortization	—	—	—	127.1	12.5	—	139.6
Interest, net	—	104.4	14.7	(7.2)	3.6	—	115.5
Impairment and restructuring charges	—	—	—	43.1	—	—	43.1
Debt extinguishment costs	—	67.8	5.7	—	—	—	73.5
Management fees	—	—	—	(16.9)	16.9	—	—
Other	—	—	—	9.1	—	—	9.1

Total costs and expenses	4.4	172.2	20.4	2,229.2	929.6	(73.0)	3,282.8

Income (loss) from continuing operations before income taxes	(4.4)	(172.2)	(20.4)	82.3	56.3	—	(58.4)
Income tax benefit (expense)	13.8	—	—	—	(20.0)	20.0	13.8
Equity in earnings of subsidiaries	(58.6)	—	—	—	—	58.6	—

Income (loss) from continuing operations	(49.2)	(172.2)	(20.4)	82.3	36.3	78.6	(44.6)
Loss from discontinued operations, net of taxes	—	—	—	(1.7)	—	—	(1.7)

Net income (loss)	(49.2)	(172.2)	(20.4)	80.6	36.3	78.6	(46.3)
Less: Net income attributable to non- controlling interests	—	—	—	(2.9)	—	—	(2.9)

Net income (loss) attributable to Vanguard Health Systems, Inc. stockholders	$(49.2)	$(172.2)	$(20.4)	$77.7	$36.3	$78.6	$(49.2)

VANGUARD HEALTH SYSTEMS, INC.

Condensed Consolidating Statements of Operations

For the year ended June 30, 2011

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	Parent	Issuers of Senior Notes and Term Debt	Issuers of Senior Discount Notes	Guarantor Subsidiaries	Combined Non- Guarantors	Eliminations	Total Consolidated
	(In millions)
Patient service revenues, net	$—	$—	$—	$3,570.2	$183.8	$(29.8)	$3,724.2
Premium revenues	—	—	—	58.5	815.0	(4.1)	869.4

Total revenues	—	—	—	3,628.7	998.8	(33.9)	4,593.6

Salaries and benefits	4.8	—	—	1,914.0	101.6	—	2,020.4
Health plan claims expense	—	—	—	33.7	682.4	(29.8)	686.3
Supplies	—	—	—	636.8	33.1	—	669.9
Purchased services	—	—	—	333.1	27.8	—	360.9
Other operating expenses	0.3	—	—	344.2	43.4	(4.1)	383.8
Rents and leases	—	—	—	47.2	6.9	—	54.1
Depreciation and amortization	—	—	—	181.9	11.9	—	193.8
Interest, net	—	145.5	32.9	(11.3)	4.1	—	171.2
Impairment and restructuring charges	—	—	—	6.0	—	—	6.0
Debt extinguishment costs	—	—	—	—	—	—	—
Monitoring fees and expenses	—	—	—	31.3	—	—	31.3
Management fees	—	—	—	(16.4)	16.4	—	—
Acquisition related expenses	—	—	—	12.5	—	—	12.5
Other	—	—	—	(4.6)	0.1	—	(4.5)

Total costs and expenses	5.1	145.5	32.9	3,508.4	927.7	(33.9)	4,585.7

Income (loss) from continuing operations before income taxes	(5.1)	(145.5)	(32.9)	120.3	71.1	—	7.9
Income tax benefit (expense)	(9.3)	—	—	—	(24.0)	24.0	(9.3)
Equity in earnings of subsidiaries	3.5	—	—	—	—	(3.5)	—

Income (loss) from continuing operations	(10.9)	(145.5)	(32.9)	120.3	47.1	20.5	(1.4)
Loss from discontinued operations, net of taxes	—	—	—	(4.1)	(1.8)	—	(5.9)

Net income (loss)	(10.9)	(145.5)	(32.9)	116.2	45.3	20.5	(7.3)
Less: Net income attributable to non- controlling interests	—	—	—	(3.6)	—	—	(3.6)

Net income (loss) attributable to Vanguard Health Systems, Inc. stockholders	$(10.9)	$(145.5)	$(32.9)	$112.6	$45.3	$20.5	$(10.9)

VANGUARD HEALTH SYSTEMS, INC.

Condensed Consolidating Statements of Cash Flows

For the year ended June 30, 2009

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	Parent	Issuers of Senior Notes and Term Debt	Issuers of Senior Discount Notes	Guarantor Subsidiaries	Combined Non- Guarantors	Eliminations	Total Consolidated
	(In millions)
Operating activities:
Net income (loss)	$28.6	$(93.8)	$(22.1)	$135.7	$23.2	$(39.8)	$31.8
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities Loss (income) from discontinued operations, net of taxes	—	—	—	0.6	(0.3)	—	0.3
Depreciation and amortization	—	—	—	114.7	14.2	—	128.9
Deferred income taxes	6.4	—	—	—	—	—	6.4
Amortization of loan costs	—	5.1	0.3	—	—	—	5.4
Accretion of principal on senior discount notes	—	—	21.8	—	—	—	21.8
Gain on disposal of assets	—	—	—	(2.3)	—	—	(2.3)
Stock compensation	4.4	—	—	—	—	—	4.4
Impairment loss	—	—	—	6.2	—	—	6.2
Realized loss on investments	—	—	—	—	0.6	—	0.6
Changes in operating assets and liabilities, net of effects of acquisitions:
Equity in earnings of subsidiaries	(49.2)	—	—	—	—	49.2	—
Accounts receivable	—	—	—	17.6	7.1	—	24.7
Inventories	—	—	—	0.8	0.2	—	1.0
Prepaid expenses and other current assets	—	—	—	7.9	(20.6)	—	(12.7)
Accounts payable	—	—	—	(24.8)	(2.7)	—	(27.5)
Accrued expenses and other liabilities	9.8	6.8	—	32.1	83.4	(9.4)	122.7

Net cash provided by (used in) operating activities — continuing operations	—	(81.9)	—	288.5	105.1	—	311.7
Net cash provided by operating activities — discontinued operations	—	—	—	1.1	0.3	—	1.4

Net cash provided by (used in) operating activities	—	(81.9)	—	289.6	105.4	—	313.1

VANGUARD HEALTH SYSTEMS, INC.

Condensed Consolidating Statements of Cash Flows

For the year ended June 30, 2009

(Continued)

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	Parent	Issuers of Senior Notes and Term Debt	Issuers of Senior Discount Notes	Guarantor Subsidiaries	Combined Non- Guarantors	Eliminations	Total Consolidated
	(In millions)
Investing activities:
Capital expenditures	$—	$—	$—	$(122.2)	$(9.8)	$—	$(132.0)
Acquisitions and related expenses	—	—		(4.4)	—	—	(4.4)
Proceeds from asset dispositions	—	—	—	4.9	—	—	4.9
Other	—	—	—	(1.7)	(0.3)	—	(2.0)

Net cash used in investing activities — continuing operations	—	—	—	(123.4)	(10.1)	—	(133.5)
Net cash used in investing activities — discontinued operations	—	—	—	(0.1)	—	—	(0.1)

Net cash used in investing activities	—	—	—	(123.5)	(10.1)	—	(133.6)

Financing activities:
Payments of long-term debt	—	(7.8)	—	—	—	—	(7.8)
Repurchases of stock, equity incentive units and stock options	—	—	—	(0.2)	—	—	(0.2)
Cash provided by (used in) intercompany activity	—	89.7	—	(74.7)	(15.0)	—	—
Distributions paid to non-controlling interests and other	—	—	—	(4.9)	—	—	(4.9)

Net cash provided by (used in) financing activities	—	81.9	—	(79.8)	(15.0)	—	(12.9)

Net increase in cash and cash equivalents	—	—	—	86.3	80.3	—	166.6
Cash and cash equivalents, beginning of period	—	—	—	82.0	59.6	—	141.6

Cash and cash equivalents, end of period	$—	$—	$—	$168.3	$139.9	$—	$308.2

VANGUARD HEALTH SYSTEMS, INC.

Condensed Consolidating Statements of Cash Flows

For the year ended June 30, 2010

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	Parent	Issuers of Senior Notes and Term Debt	Issuers of Senior Discount Notes	Guarantor Subsidiaries	Combined Non- Guarantors	Eliminations	Total Consolidated
	(In millions)
Operating activities:
Net income (loss)	$(49.2)	$(172.2)	$(20.4)	$80.6	$36.3	$78.6	$(46.3)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Loss from discontinued operations, net of taxes	—	—	—	1.7	—	—	1.7
Depreciation and amortization	—	—	—	127.1	12.5	—	139.6
Deferred income taxes	(8.5)	—	—	—	—	—	(8.5)
Amortization of loan costs	—	4.9	0.3	—	—	—	5.2
Accretion of principal on senior discount notes	—	0.7	5.8	—	—	—	6.5
Debt extinguishment costs	—	67.8	5.7	—	—	—	73.5
Loss on disposal of assets	—	—	—	1.8	—	—	1.8
Stock compensation	4.2	—	—	—	—	—	4.2
Impairment loss	—	—	—	43.1	—	—	43.1
Acquisition related expenses	—	—	—	3.1	—	—	3.1
Changes in operating assets and liabilities, net of effects of acquisitions:
Equity in earnings of subsidiaries	58.6	—	—	—	—	(58.6)	—
Accounts receivable	—	—	—	6.9	(2.7)	—	4.2
Inventories	—	—	—	(1.5)	0.2	—	(1.3)
Prepaid expenses and other current assets	—	—	—	(53.7)	(26.8)	—	(80.5)
Accounts payable	—	—	—	45.7	21.4	—	67.1
Accrued expenses and other liabilities	(5.1)	(2.1)	—	115.0	15.0	(20.0)	102.8

Net cash provided by (used in) operating activities — continuing operations	—	(100.9)	(8.6)	369.8	55.9	—	316.2
Net cash used in operating activities — discontinued operations	—	—	—	(1.0)	—	—	(1.0)

Net cash provided by (used in) operating activities	—	(100.9)	(8.6)	368.8	55.9	—	315.2

VANGUARD HEALTH SYSTEMS, INC.

Condensed Consolidating Statements of Cash Flows

For the year ended June 30, 2010

(Continued)

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	Parent	Issuers of Senior Notes and Term Debt	Issuers of Senior Discount Notes	Guarantor Subsidiaries	Combined Non- Guarantors	Eliminations	Total Consolidated
	(In millions)
Investing activities:
Capital expenditures	$—	$—	$—	$(149.8)	$(6.1)	$—	$(155.9)
Acquisitions and related expenses	—	—		(4.6)	—	—	(4.6)
Proceeds from asset dispositions	—	—	—	2.0	—	—	2.0
Sales of auction rate securities	—	—	—	—	1.8	—	1.8
Other	—	—	—	0.3	—	—	0.3

Net cash used in investing activities — continuing operations	—	—	—	(152.1)	(4.3)	—	(156.4)
Net cash used in investing activities — discontinued operations	—	—	—	(0.1)	—	—	(0.1)

Net cash used in investing activities	—	—	—	(152.2)	(4.3)	—	(156.5)

Financing activities:
Payments of long-term debt	—	(1,341.4)	(216.0)	—	—	—	(1,557.4)
Proceeds from debt borrowings	—	1,751.3	—	—	—	—	1,751.3
Payments of refinancing costs and fees	—	(80.3)	(13.3)	—	—	—	(93.6)
Repurchases of stock, equity incentive units and stock options	(300.6)	—	—	—	—	—	(300.6)
Payments related to derivative instrument with financing element	(6.2)	—	—	—	—	—	(6.2)
Distributions	—	—	—	—	(10.7)	7.9	(2.8)
Cash provided by (used in) intercompany activity	306.8	(228.7)	237.9	(186.3)	(121.8)	(7.9)	—

Net cash provided by (used in) financing activities	—	100.9	8.6	(186.3)	(132.5)	—	(209.3)

Net increase (decrease) in cash and cash equivalents	—	—	—	30.3	(80.9)	—	(50.6)
Cash and cash equivalents, beginning of period	—	—	—	168.3	139.9	—	308.2

Cash and cash equivalents, end of period	$—	$—	$—	$198.6	$59.0	$—	$257.6

VANGUARD HEALTH SYSTEMS, INC.

Condensed Consolidating Statements of Cash Flows

For the year ended June 30, 2011

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	Parent	Issuers of Senior Notes and Term Debt	Issuers of Senior Discount Notes	Guarantor Subsidiaries	Combined Non- Guarantors	Eliminations	Total Consolidated
	(In millions)
Operating activities:
Net income (loss)	$(10.9)	$(145.5)	$(32.9)	$116.2	$45.3	$20.5	$(7.3)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Loss from discontinued operations, net of taxes	—	—	—	4.1	1.8	—	5.9
Depreciation and amortization	—	—	—	181.9	11.9	—	193.8
Deferred income taxes	3.8	—	—	—	—	—	3.8
Amortization of loan costs	—	5.5	0.8	—	—	—	6.3
Accretion of principal on notes	—	2.8	20.3	—	—	—	23.1
Gain on disposal of assets	—	—	—	(0.2)	—	—	(0.2)
Realized gain on investments	—	—	—	(0.8)	(0.5)	—	(1.3)
Stock compensation	4.8	—	—	—	—	—	4.8
Impairment loss	—	—	—	0.9	—	—	0.9
Acquisition related expenses	—	—	—	12.5	—	—	12.5
Changes in operating assets and liabilities, net of effects of acquisitions:
Equity in earnings of subsidiaries	(3.5)	—	—	—	—	3.5	—
Accounts receivable	—	—	—	(66.9)	(15.3)	—	(82.2)
Inventories	—	—	—	2.0	(3.3)	—	(1.3)
Prepaid expenses and other current assets	—	—	—	(17.1)	73.6	—	56.5
Accounts payable	—	—	—	33.3	(2.9)	—	30.4
Accrued expenses and other liabilities	5.8	9.1	11.8	74.6	(44.5)	(20.0)	36.8

Net cash provided by (used in) operating activities — continuing operations	—	(128.1)	—	340.5	66.1	4.0	282.5
Net cash used in operating activities — discontinued operations	—	—	—	(4.1)	(1.8)	—	(5.9)

Net cash provided by (used in) operating activities	—	(128.1)	—	336.4	64.3	4.0	276.6

VANGUARD HEALTH SYSTEMS, INC.

Condensed Consolidating Statements of Cash Flows

For the year ended June 30, 2011

(Continued)

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	Parent	Issuers of Senior Notes and Term Debt	Issuers of Senior Discount Notes	Guarantor Subsidiaries	Combined Non- Guarantors	Eliminations	Total Consolidated
	(In millions)
Investing activities:
Capital expenditures	$—	$—	$—	$(197.4)	$(9.1)	$—	$(206.5)
Acquisitions and related expenses	—	—	—	(464.9)	—	—	(464.9)
Proceeds from asset dispositions	—	—	—	1.6	—	—	1.6
Net sales of investments	—	—	—	114.7	14.3	—	129.0
Other	—	—	—	(4.1)	—	—	(4.1)

Net cash provided by (used in) investing activities	—	—	—	(550.1)	5.2	—	(544.9)

Financing activities:
Payments of long-term debt	—	(8.1)	—	(2.5)	—	—	(10.6)
Proceeds from debt borrowings	—	566.6	444.6	—	—	—	1,011.2
Proceeds from issuance of common stock	450.0	—	—	—	—	—	450.0
Payments of IPO related costs	(26.9)	—	—	—	—	—	(26.9)
Payments of refinancing costs and fees	—	(5.5)	(20.4)	—	—	—	(25.9)
Dividends and related equity payments to equity holders	(447.2)	—	—	—	—	—	(447.2)
Cash provided by (used in) intercompany activity	23.7	(424.9)	(424.2)	661.9	172.1	(8.6)	—
Other financing activities	0.4	—	—	(0.2)	(8.1)	4.6	(3.3)

Net cash provided by (used in) financing activities	—	128.1	—	659.2	164.0	(4.0)	947.3

Net increase in cash and cash equivalents	—	—	—	445.5	233.5	—	679.0
Cash and cash equivalents, beginning of period	—	—	—	198.6	59.0	—	257.6

Cash and cash equivalents, end of period	$—	$—	$—	$644.1	$292.5	$—	$936.6

10. DMC PENSION PLAN

The following table summarizes the funded status of the DMC Pension Plan based upon actuarial valuations prepared as of the most recent valuation date of June 30, 2011 (in millions).

September 30,
Year Ended June 30, 2011

Reconciliation of benefit obligation:
Projected benefit obligation at January 1, 2011	$974.8
Interest cost	25.5
Actuarial gain	(24.5)
Benefits paid	(19.2)

Projected benefit obligation and accumulated benefit obligation at June 30, 2011	956.6

Reconciliation of fair value of plan assets:
Fair value of plan assets at January 1, 2011	746.7
Actual gain on plan assets	34.9
Employer contributions	6.2
Benefits paid	(19.2)

Fair value of plan assets at June 30, 2011	768.6

Funded status at June 30, 2011	$188.0

The following table reflects the amounts included in Vanguard’s accompanying consolidated balance sheet as of June 30, 2011 related to the DMC Pension Plan (in millions):

September 30,
Accumulated other comprehensive income, net of tax	$19.7
Pension benefit obligation	188.0

$207.7

Assumptions used to determine the plan benefit obligation at June 30, 2011:

September 30,
Discount rate	5.57%
Compensation increase rate	Frozen at 2003 level

A summary of the components of net pension plan expense (credit) for the year ended June 30, 2011 is as follows (in millions):

September 30,
Interest cost on projected benefit obligation	$25.5
Expected return on assets	(27.6)

Total net pension plan expense (credit)	$(2.1)

Assumptions used to determine the net periodic pension plan expense (credit) for the year ended June 30, 2011 were as follows:

September 30,
Discount rate	5.35%
Expected long-term rate of return on plan assets	7.50%

Vanguard recognizes changes in the funded status of the pension plan as a direct increase or decrease to stockholders’ equity through accumulated other comprehensive income (loss). As of June 30, 2011, Vanguard recognized a change in the funded status of the DMC Pension Plan as an increase in equity through accumulated other comprehensive income of $31.8 million ($19.7 million, net of tax) based primarily on year-end adjustments related to a decrease in its projected benefit obligation due to an increase in the discount rate used to measure the liability. The discount rate was increased from 5.35% at January 1, 2011 to 5.57% at June 30, 2011.

To develop the expected long-term rate of return on assets assumption, the DMC Pension Plan considers the current level of expected returns on risk-free investments (primarily government bonds), the historical level of risk premium associated with the other asset classes in which the portfolio is invested and the expectations for future returns on each asset class. The expected return for each asset class was then weighted based on the target asset allocation to develop the expected long-term rate of return on assets assumption for the portfolio. The DMC Pension Plan’s weighted-average asset allocations by asset category as of June 30, 2011, were as follows:

	September 30,	September 30,
	Target	Actual
Asset category:
Cash and cash equivalents	0%	1%
Equity securities	56%	69%
Debt securities	25%	11%
Alternatives and other	19%	19%

The DMC Pension Plan assets are invested in separately managed portfolios using investment management firms. The DMC Pension Plan’s objective for all asset categories is to maximize total return without assuming undue risk exposure. The DMC Pension Plan maintains a well-diversified asset allocation that best meets these objectives. The DMC Pension Plan assets are largely comprised of equity securities, which include companies with all market capitalization sizes in addition to international and convertible securities. Cash and cash equivalents are comprised of money market funds. Debt securities include domestic and foreign government obligations, corporate bonds, and mortgage backed securities. Alternative investments include investments in limited partnerships. Under the investment policy of the DMC Pension Plan, investments in derivative securities are not permitted for the sole purpose of speculating on the direction of market interest rates. Included in this prohibition are leveraging, shorting, swaps, futures, options, forwards, and similar strategies.

In each investment account, investment managers are responsible to monitor and react to economic indicators, such as GDP, CPI and the Federal Monetary Policy, that may affect the performance of their account. The performance of all managers and the aggregate asset allocation are formally reviewed on a quarterly basis, with a rebalancing of the asset allocation occurring at least once a year. The current asset allocation objective is to maintain a certain percentage with each class allowing for a 10% deviation from the target.

The following table summarizes the pension plan assets measured at fair value on a recurring basis as of June 30, 2011, the most recent measurement date, aggregated by the level in the fair value hierarchy within which those measurements are determined as disclosed in Note 5. Fair value methodologies for Level 1 and Level 2 are consistent with the inputs described in Note 5. Fair value for Level 3 represents Vanguard’s ownership interest in the net asset value of the respective partnership, which approximates fair value.

	September 30,	September 30,	September 30,	September 30,
	June 30, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash and cash equivalents	$11.5	$11.5	$—	$—
United States government obligations	54.3	—	54.3	—
Foreign obligations	0.1	—	0.1	—
Asset and mortgage-backed securities	25.8	—	25.8	—
Corporate bonds	8.4	—	8.4	—
Equity securities	527.7	139.7	388.0	—
Alternative investments	140.8	—	—	140.8

	$768.6	$151.2	$476.6	$140.8

The expected future employer contributions, which represent amounts required to be paid by regulators and law to the pension plan trust, are approximately $27.2 million for Vanguard’s fiscal year ending June 30, 2012. There is no expected amortization from the amounts included in other comprehensive income into net pension plan expense (credit) over the next fiscal year. Additionally, no plan assets are expected to be returned to Vanguard during the next fiscal year. The expected benefits payments from the DMC Pension Plan, which represent the total benefits expected to be paid from the plan assets held by the pension plan trust, for the next five years and the five years thereafter are as follows (in millions):

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
		Fiscal years ending June 30,
	Total	2012	2013	2014	2015	2016	Five years thereafter
Expected benefit payments	$577.0	$44.9	$48.1	$51.1	$54.0	$56.8	$322.1

11. INCOME TAXES

Significant components of the provision for income taxes from continuing operations are as follows (in millions).

	September 30,	September 30,	September 30,
	Year ended June 30,
	2009	2010	2011
Current:
Federal	$8.2	$(7.3)	$2.4
State	2.2	2.0	3.1

Total current	10.4	(5.3)	5.5

Deferred:
Federal	8.6	(10.0)	3.0
State	(0.9)	(2.3)	(4.9)

Total deferred	7.7	(12.3)	(1.9)
Change in valuation allowance	(1.3)	3.8	5.7

Total income tax expense (benefit)	$16.8	$(13.8)	$9.3

The following table presents the income taxes associated with continuing operations and discontinued operations as reflected in the accompanying consolidated statements of operations (in millions).

	September 30,	September 30,	September 30,
	Year ended June 30,
	2009	2010	2011

Continuing operations	$16.8	$(13.8)	$9.3
Discontinued operations	(0.2)	(1.0)	(3.6)

Total	$16.6	$(14.8)	$5.7

The increases in the valuation allowance during all three years presented result from state net operating loss carryforwards that may not ultimately be utilized because of the uncertainty regarding Vanguard’s ability to generate taxable income in certain states. The effective income tax rate differed from the federal statutory rate for the periods presented as follows:

	September 30,	September 30,	September 30,
	Year ended June 30,
	2009	2010	2011

Income tax at federal statutory rate	35.0%	35.0%	35.0%
Income tax at state statutory rate	1.0	1.6	(37.6)
Nondeductible transaction cost	—	—	50.6
Nondeductible meals and entertainment	—	—	7.3
Nondeductible compensation	—	—	5.6
Nondeductible expenses and other	3.3	(1.0)	0.9
attributable to non-controlling interests	(2.3)	1.6	(15.8)
Nondeductible impairment loss	—	(7.2)	—
Change in valuation allowance	(2.6)	(6.4)	72.1

Effective income tax rate	34.4%	23.6%	118.1%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of Vanguard’s deferred tax assets and liabilities as of June 30, 2010 and 2011, were as follows (in millions):

	September 30,	September 30,
	2010	2011
Deferred tax assets:
Net operating loss carryover	$82.6	$49.5
Excess tax basis over book basis of accounts receivable	3.8	24.4
Accrued expenses and other	47.1	86.9
Deferred loan costs	5.6	3.4
Professional and general liability reserves	30.6	34.6
Benefit Plans	14.1	98.8
Alternative minimum tax credit and other credits	4.1	6.4

Total deferred tax assets	187.9	304.0
Valuation allowance	(32.4)	(38.1)

Total deferred tax assets, net of valuation allowance	155.5	265.9

Deferred tax liabilities:
Depreciation, amortization and fixed assets basis differences	59.7	121.7
Excess book basis over tax basis of prepaid assets and other	23.9	10.8
Investments	—	13.0

Total deferred tax liabilities	83.6	145.5

Net deferred tax assets	$71.9	$120.4

As of June 30, 2011, Vanguard had generated net operating loss (“NOL”) carryforwards for federal income tax and state income tax purposes of approximately $46.0 million and $635.0 million, respectively. The significant decrease in the federal income tax NOL carryforward from $139.0 million as of June 30, 2010 to $46.0 million as of June 30, 2011 resulted from acquisitions which occurred during the year ended June 30, 2011. The federal and state NOL carryforwards expire from 2020 to 2030 and 2011 to 2030, respectively. Approximately $2.2 million of these NOLs are subject to annual limitations for federal purposes. These limitations are not expected to significantly affect Vanguard’s ability to ultimately recognize the benefit of these NOLs in future years.

Accounting for Uncertainty in Income Taxes

The table below summarizes the total changes in unrecognized tax benefits during the years ended 2009, 2010 and 2011 (in millions).

September 30,
Balance at June 30, 2008	$5.3
Additions based on tax positions related to the current year	—
Additions for tax positions of prior years	—
Reductions for tax positions of prior years	(0.3)
Settlements	—

Balance at June 30, 2009	5.0
Additions based on tax positions related to the current year	0.8
Additions for tax positions of prior years	6.1
Reductions for tax positions of prior years	—
Settlements	—

Balance at June 30, 2010	11.9
Additions based on tax positions related to the current year	0.9
Additions for tax positions of prior years	0.7
Reductions for tax positions of prior years	(0.3)
Settlements	—

Balance at June 30, 2011	$13.2

Of the $13.2 million total unrecognized tax benefits, $0.3 million of the balance as of June 30, 2011 of unrecognized tax benefits would impact the effective tax rate if recognized.

The provisions of the guidance for uncertain tax positions allow for the classification of interest on an underpayment of income taxes, when the tax law required interest to be paid, and penalties, when a tax position does not meet the minimum statutory threshold to avoid payment of penalties, in income taxes, interest expense or another appropriate expense classification based on the accounting policy election of the company. Vanguard has elected to classify interest and penalties related to the unrecognized tax benefits as a component of income tax expense. During the years ended 2009 and 2010, Vanguard recognized approximately $40,000 and $60,000, respectively, of such interest and penalties. Vanguard did not recognize any interest and penalties relative to uncertain tax positions during the year ended June 30, 2011.

Income tax expense for the year ended June 30, 2011 includes the impact of establishing a $5.3 million valuation allowance for unitary state net operating loss carryforwards during the year. Given the magnitude of Vanguard’s valuation allowance, its future income/losses could result in a significant adjustment to this valuation allowance.

Through the first quarter of its current fiscal year, Vanguard concluded that it was more likely than not that the unitary state net operating loss deferred tax assets were realizable. However, Vanguard determined that it was appropriate to record a valuation allowance after considering and weighting all evidence during the second quarter. The negative factors of having pretax unitary state losses for the two consecutive years ended June 30, 2010, and the possibility of unitary state losses in early future years, imposed a high standard for compelling objective positive evidence to exist in order to overcome the negative factors indicating that the unitary state net operating loss carryforwards may expire before being utilized. Vanguard established the valuation allowance as a result of lower forecasted pre-tax income attributable to a significant increase in forecasted interest expense, decreased apportioned income to its existing unitary states as a result of the DMC acquisition and due to recently enacted Illinois legislation that suspended net operating loss deductions for four years.

Vanguard’s U.S. federal income tax returns for tax years 2005 and beyond remain subject to examination by the Internal Revenue Service.

12. EARNINGS PER SHARE

Vanguard computes basic earnings (loss) per share using the weighted average number of common shares outstanding. Vanguard computes diluted earnings (loss) per share using the weighted average number of common shares outstanding, plus the dilutive effect of outstanding stock options, restricted shares, warrants for equity incentive units and restricted stock units, computed using the treasury stock method.

The following table sets forth the computation of basic and diluted earnings (loss) per share for the years ended June 30, 2009, 2010 and 2011 (in millions except share and per share amounts):

	September 30,	September 30,	September 30,
	Year Ended June 30,
	2009	2010	2011
Numerator for basic and diluted earnings (loss per share):
Income (loss) from continuing operations	$28.9	$(47.5)	$(5.0)
Loss from discontinued operations	(0.3)	(1.7)	(5.9)

Net income (loss) attributable to Vanguard Health Systems, Inc. stockholders	$28.6	$(49.2)	$(10.9)

Denominator (in thousands):
Weighted average common shares outstanding	44,661	44,650	45,329
Effect of dilutive securities	540	—	—

Shares used for diluted earnings per share	45,201	44,650	45,329

Basic net earnings (loss) per share:
Basic earnings (loss) from continuing operations	$0.65	$(1.06)	$(0.11)
Basic loss from discontinued operations	(0.01)	(0.04)	(0.13)

Net income (loss) attributable to Vanguard Health Systems, Inc. stockholders	$0.64	$(1.10)	$(0.24)

Diluted net earnings (loss) per share:
Diluted earnings (loss) from continuing operations	$0.64	$(1.06)	$(0.11)
Diluted loss from discontinued operations	(0.01)	(0.04)	(0.13)

Net income (loss) attributable to Vanguard Health Systems, Inc. stockholders	$0.63	$(1.10)	$(0.24)

13. STOCKHOLDERS’ EQUITY

Vanguard has the authority to issue 500,000,000 shares of common stock, par value $.01 per share. As discussed in Note 1, in June 2011 Vanguard completed an initial public offering of 25,000,000 shares of its common stock at $18.00 per share, prior to underwriting discounts, commissions and other related offering expenses, which were estimated to be $32.4 million as of June 30, 2011.

Common Stock of Vanguard and Class A Membership Units of Holdings

In connection with the Blackstone merger in 2004, Blackstone, Morgan Stanley Capital Partners and its affiliates (collectively, “MSCP”), management and other investors purchased $624.0 million of Class A Membership Units of Holdings. Holdings then invested the $624.0 million in the common stock of Vanguard, and in addition Blackstone invested $125.0 million directly in the common stock of Vanguard. In February 2005, other investors purchased approximately $0.6 million of Class A membership units of Holdings. Holdings then invested the $0.6 million in the common stock of Vanguard.

Equity Incentive Membership Units of Holdings and Holdings Merger

In connection with the Blackstone merger, certain members of senior management purchased Class B, Class C and Class D membership units in Holdings (collectively the “equity incentive units”) for approximately $5.7 million pursuant to the Amended and Restated Limited Liability Company Operating Agreement of Holdings dated September 23, 2004 (“LLC Agreement”). Vanguard determined the value of the equity incentive units by utilizing appraisal information. The Class B and D units vest 20% on each of the first five anniversaries of the purchase date, while the Class C units vest on the eighth anniversary of the purchase date subject to accelerated vesting upon the occurrence of a sale by Blackstone of at least 25% of its Class A units at a price per unit exceeding 2.5 times the per unit price paid on September 23, 2004. Upon a change of control (as defined in the LLC Agreement), all Class B and D units fully vest, and Class C units fully vest if the change in control constitutes a liquidity event (as defined in the LLC Agreement). During previous fiscal years, Vanguard and Holdings repurchased certain outstanding equity incentive units from former executive officers for approximately $0.4 million. The purchase price for unvested units was based upon the lower of cost or fair market value (determined by an independent appraisal) or the lower of cost or fair market value less a 25% discount, as set forth in the LLC Agreement. The purchase price for vested units was fair market value or fair market value less a 25% discount.

Immediately prior to Vanguard’s initial public offering, Holdings was merged with and into Vanguard so that Vanguard survived the merger (the “Holdings Merger”). As a result of the Holdings Merger, (1) each holder of Class A units of Holdings received a number of shares of Vanguard’s common stock, (2) each holder of Class B units of Holdings received a number of shares of Vanguard’s common stock, (3) each holder of Class C units of Holdings received a number of shares of Vanguard’s restricted stock and Vanguard’s unrestricted common stock and (4) each holder of Class D units of Holdings received a number of shares of Vanguard’s common stock and stock options to acquire shares of Vanguard’s common stock. In each of these cases, the holders of the outstanding units of Holdings received the same financial values of ownership interests from the equity issued by Vanguard as that surrendered in Holdings calculated based on the deemed equity value of Vanguard from the initial public offering. The net impact from the Holdings Merger resulted in Vanguard issuing to the former unit holders in Holdings an additional 1,720,379 shares of common stock, an additional 1,684,733 shares of restricted stock but with full voting rights and an additional 1,245,086 options to purchase common stock. The restricted stock issued in the Holdings Merger will vest in September 2012.

Put and Call Features of Acquisition Subsidiary Stock

For a period of 30 days commencing June 1, 2007 and each June 1 thereafter, University of Chicago Hospitals (“UCH”) has the right to require Vanguard to purchase its shares in the subsidiary that acquired Louis A. Weiss Memorial Hospital for a purchase price equal to four times the acquisition subsidiary’s Adjusted EBITDA (as defined in the shareholders agreement between the parties) for the most recent 12 months of operations less all indebtedness of the acquisition subsidiary (including capital leases) at such time, multiplied by UCH’s percentage interest in the acquisition subsidiary on the date of purchase. Similarly, during the same 30-day periods, Vanguard has the right to require UCH to sell to it UCH’s shares in the acquisition subsidiary for a purchase price equal to the greater of (i) six times the acquisition subsidiary’s Adjusted EBITDA (as defined in the shareholders agreement among the parties) for the most recent 12 months of operations less all indebtedness of the acquisition subsidiary (including capital leases) at such time, times UCH’s percentage interest in the acquisition subsidiary on the date of purchase, and (ii) the price paid by UCH for its interest in the acquisition subsidiary minus dividends or other distributions to UCH in respect of that interest.

Refinancing Transactions

In January 2010, Vanguard’s Board of Directors authorized and Vanguard completed the repurchase of 26,571 shares (on a post-split basis) held by certain former employees and 14,432,075 shares (on a post-split basis) of outstanding common stock held by the remaining shareholders through privately negotiated transactions for $300.6 million as part of the Refinancing. Subsequent to the $300.6 million share repurchase, Vanguard completed a 1.4778 for one split that effectively returned the share ownership for each stockholder that participated in the repurchase (other than the holders of the 26,571 shares) to the same level as that in effect immediately prior to the repurchase. As required by the 2004 Option Plan, Vanguard reduced the exercise price for each class of outstanding options by $400.47, the per share equivalent of the 14,432,075 share repurchase discussed above, in order to keep the potential ownership position of the option holders equitable subsequent to such share repurchases and common share stock split. The exercise price modification for option holders did not result in the recognition of additional compensation expense to Vanguard.

In January 2011, Vanguard paid dividends of approximately $444.7 million ($9.81 per common share on a post-split basis) to its equity holders. The dividend was funded by the proceeds from the Senior Discount Notes previously described.

14. COMPREHENSIVE INCOME (LOSS)

Comprehensive income (loss) consists of two components: net income (loss) attributable to Vanguard Health Systems, Inc. stockholders and other comprehensive income (loss). Other comprehensive income (loss) refers to revenues, expenses, gains and losses that under the guidance related to accounting for comprehensive income are recorded as elements of equity but are excluded from net income (loss) attributable to Vanguard Health Systems, Inc. stockholders. The following table presents the components of comprehensive income (loss), net of taxes, for the years ended June 30, 2009, 2010 and 2011 (in millions).

	September 30,	September 30,	September 30,
	Year ended June 30,
	2009	2010	2011
Net income (loss) attributable to Vanguard Health Systems, Inc. stockholders	$28.6	$(49.2)	$(10.9)
Change in fair value of interest rate swap	(11.5)	5.2	—
Change in unrealized holding gains (losses) on investments in securities	(4.1)	—	4.5
Change in fair value of pension plan	—	—	31.8
Change in fair value of other postretirement benefit plans	—	—	0.9
Change in income tax (expense) benefit	6.0	(2.6)	(14.1)
Termination of interest rate swap reclassification adjustment, net of taxes	—	1.7	—
Net income attributable to non-controlling interests	3.2	2.9	3.6

Comprehensive income (loss)	$22.2	$(42.0)	$15.8

The components of accumulated other comprehensive income (loss), net of taxes, as of June 30, 2010 and 2011 are as follows (in millions).

	September 30,	September 30,
	June 30, 2010	June 30, 2011
Unrealized holding gain (loss) on investments in securities	$(4.1)	$0.5
Defined benefit pension plan	—	31.8
Post-employment defined benefit plan	—	0.9
Income tax benefit (expense)	1.6	(12.6)

Accumulated other comprehensive income (loss)	$(2.5)	$20.6

15. STOCK BASED COMPENSATION

As previously discussed, Vanguard used the minimum value pricing model to determine stock compensation costs related to stock option grants prior to July 1, 2006. On July 1, 2006, Vanguard recorded stock compensation using the Black-Scholes-Merton model. During fiscal years 2009, 2010 and 2011, Vanguard incurred stock compensation of $4.4 million and $4.2 million and $4.8 million, respectively, related to grants under its 2004 Stock Incentive Plan.

Stock Incentive Plans

As of June 30, 2011, the 2011 Stock Incentive Plan, which replaced the 2004 Stock Incentive Plan, allows the granting of stock-based awards for the issuance of up to 14,000,000 shares of the common stock of Vanguard to its employees and certain other grantees. As of June 30, 2011, Vanguard had issued 1,684,733 restricted shares and 1,245,086 stock options resulting from the Holdings Merger but no restricted stock units or other equity rights under the 2011 Stock Incentive Plan.

Under the 2004 Stock Incentive Plan, stock options were granted by Vanguard from time to time from November 2004 to August 2009 as Liquidity Event Options, Time Options or Performance Options at the discretion of the Board or a committee thereof. The Liquidity Event Options vest 100% at the eighth anniversary of the date of grant and have an exercise price per share as determined by the Board or a committee thereof. The Time Options vest 20% at each of the first five anniversaries of the date of grant and have an exercise price per share as determined by the Board or a committee thereof. The Performance Options vest 20% at each of the first five anniversaries of the date of grant and, as of June 30, 2011, have an exercise price currently equal to $33.67. The Time Options and Performance Options immediately vest upon a change of control, while the Liquidity Event Options immediately vest only upon a qualifying Liquidity Event, as defined in the 2004 Stock Incentive Plan.

Under the 2004 Stock Incentive Plan, restricted stock units were granted from time to time from July 2010 to May 2011 as Time Vesting Units or Liquidity Event Units. The Time Vesting Units vest 20% on each of the first five anniversaries of the date of grant, while the Liquidity Event Units vest on the eighth anniversary of the date of grant subject to accelerated vesting upon the occurrence of a qualifying Liquidity Event. Upon a change of control, all Time Vesting Units fully vest, and Liquidity Event Units fully vest if the change in control constitutes a Liquidity Event.

As of June 30, 2011, 5,939,267 options and 577,962 restricted stock units were outstanding under the 2004 Stock Incentive Plan. Subsequent to June 20, 2011, no more equity rights will be granted under the 2004 Stock Incentive Plan.

During the years ended June 30, 2010 and 2011, Vanguard’s Board of Directors approved one distribution and declared one dividend to stockholders. Pursuant to the terms of the 2004 Stock Incentive Plan, the holders of nonvested stock options received $994.05 per share ($16.68 on a post-split basis) reductions (subject to certain tax related limitations that resulted in deferred distributions for a portion of the declared dividend, which will be paid upon the vesting of the applicable stock options) to the exercise price of the share-based awards as a result of the distribution and the dividend.

All common share and per common share amounts in these consolidated financial statements and notes to the consolidated financial statements reflect the 59.584218-to-1 split that occurred in June 2011 (see Note 1).

Stock Options

The following tables summarize options transactions during the year ended June 30, 2011.

	September 30,	September 30,
	# of Options	Wtd Avg Exercise Price
Options outstanding at June 30, 2010	6,740,914	$20.84
Options exercised	(126,914)	2.85
Options cancelled	(674,733)	11.62
Options issued in connection with Holdings Merger	1,245,086	33.67

Options outstanding at June 30, 2011	7,184,353	$16.01

Options available for grant at June 30, 2011	11,070,181

Options exercisable at June 30, 2011	4,039,239	$22.25

The following table provides information relating to the 2004 Stock Incentive Plan during each period presented.

	September 30,	September 30,	September 30,
	Year ended June 30,
	2009	2010	2011

Weighted average fair value of options granted during each year	$5.29	$5.74	$—
Intrinsic value of options exercised during each year (in millions)	$—	$—	$1.7

The following table sets forth certain information regarding vested options at June 30, 2011, options expected to vest subsequent to June 30, 2011 and total options expected to vest over the life of all options granted.

	September 30,	September 30,	September 30,
	Currently Vested	Additional Expected to Vest	Total Expected to Vest
Number of options at June 30, 2011	4,039,239	2,738,128	6,777,367
Weighted average exercise price	$22.25	$7.74	$16.39
Intrinsic value at June 30, 2011 (in millions)	$21.5	$33.0	$54.5
Weighted average remaining contractual term	4.5 years	6.0 years	5.1 years

As of June 30, 2011, there is approximately $10.9 million of total unrecognized compensation cost related to outstanding stock options. These costs are expected to be recognized over a weighted average period of approximately 4 years.

The following table summarizes information about Vanguard’s outstanding stock options as of June 30, 2011:

	September 30,	September 30,	September 30,
	Options Outstanding		Options Exercisable
Exercise Prices	Number of Options	Weighted Average Remaining Contractual Life	Number of Options

$2.80	3,966,981	5.8	1,440,878
$2.91	142,405	5.7	53,024
$33.67	3,074,968	2.0	2,545,337

	7,184,354		4,039,239

Restricted Stock Units

The following table summarizes restricted stock unit activity during the year ended June 30, 2011.

	September 30,	September 30,
	Restricted Stock Units	Wtd Avg Grant Date Fair Value Per Unit

Unvested as of June 30, 2010	—	$—
Granted	610,736	18.18
Vested	—	—
Forfeited	(32,774)	21.14

Unvested as of June 30, 2011	577,962	$18.01

As of June 30, 2011, there is approximately $9.5 million of total unrecognized compensation cost related to restricted stock units. These costs are expected to be recognized over a weighted average period of approximately 5.9 years.

16. DEFINED CONTRIBUTION PLAN

Effective June 1, 1998, Vanguard adopted its defined contribution employee benefit plan, the Vanguard 401(k) Retirement Savings Plan (the “401(k) Plan”). The 401(k) Plan is a multiple employer defined contribution plan whereby employees who are age 21 or older are eligible to participate.

The 401(k) Plan allows eligible employees to make contributions of 2% to 20% of their annual compensation. Employer matching contributions, which vary by employer, vest 20% after two years of service and continue vesting at 20% per year until fully vested. For purposes of determining vesting percentages in the 401(k) Plan, many employees received credit for years of service with their respective predecessor companies. Vanguard’s matching accrual, included in accrued salaries and benefits on the accompanying consolidated balance sheets, as of June 30, 2010 and 2011 was approximately $9.1 million and $3.2 million, respectively. Vanguard’s matching expense, including matching expense for discontinued operations, for the years ended 2009, 2010 and 2011 was approximately $15.7 million, $17.7 million and $21.7 million, respectively.

17. LEASES

Vanguard leases certain real estate properties and equipment under operating leases having various expiration dates. Future minimum operating lease payments under non-cancelable leases for each fiscal year presented below are approximately as follows (in millions).

September 30,
Operating Leases
2011	$47.0
2012	37.3
2013	30.7
2014	24.3
2015	19.3
Thereafter	43.6

$202.2

During the years ended 2009, 2010 and 2011, rent expense was approximately $42.6 million, $43.8 million and $54.1 million, respectively.

18. CONTINGENCIES AND HEALTHCARE REGULATION

Contingencies

Vanguard is presently, and from time to time, subject to various claims and lawsuits arising in the normal course of business. In the opinion of management, the ultimate resolution of these matters is not expected to have a material adverse effect on Vanguard’s financial position or results of operations.

Professional and General Liability Insurance

Given the nature of its operating environment, Vanguard is subject to professional and general liability claims and related lawsuits in the ordinary course of business. Vanguard maintains professional and general liability insurance with unrelated commercial insurance carriers to provide for losses up to $65.0 million in excess of its self-insured retention (such self-insured retention maintained through Vanguard’s captive insurance subsidiary and/or another of its subsidiaries) of $10.0 million through June 30, 2010 but increased to $15.0 million for its Illinois hospitals subsequent to June 30, 2010.

Governmental Regulation

Laws and regulations governing the Medicare, Medicaid and other federal healthcare programs are complex and subject to interpretation. Vanguard’s management believes that it is in compliance with all applicable laws and regulations in all material respects. However, compliance with such laws and regulations can be subject to future government review and interpretation as well as significant regulatory action including fines, penalties, and exclusion from the Medicare, Medicaid and other federal healthcare programs. Vanguard is not aware of any material regulatory proceeding or investigation underway or threatened involving allegations of potential wrongdoing.

Reimbursement

Final determination of amounts earned under prospective payment and cost-reimbursement activities is subject to review by appropriate governmental authorities or their agents. In the opinion of Vanguard’s management, adequate provision has been made for any adjustments that may result from such reviews.

Laws and regulations governing the Medicare and Medicaid and other federal healthcare programs are complex and subject to interpretation. Vanguard’s management believes that it is in compliance with all applicable laws and regulations in all material respects and is not aware of any pending or threatened investigations involving allegations of potential wrongdoing related to Medicare and Medicaid programs. While no such regulatory inquiries have been made, Vanguard’s compliance with such laws and regulations is subject to future government review and interpretation. Non-compliance with such laws and regulations could result in significant regulatory action including fines, penalties, and exclusion from the Medicare, Medicaid and other federal healthcare programs.

Acquisitions

Vanguard has acquired and expects to continue to acquire businesses with prior operating histories. Acquired companies may have unknown or contingent liabilities, including liabilities for failure to comply with healthcare laws and regulations, such as billing and reimbursement, fraud and abuse and similar anti-referral laws. Although Vanguard institutes policies designed to conform practices to its standards following the completion of its acquisitions, there can be no assurance that it will not become liable for past activities of prior owners that may later be asserted to be improper by private plaintiffs or government agencies. Although Vanguard generally seeks to obtain indemnification from prospective sellers covering such matters, there can be no assurance that any such matter will be covered by indemnification, or if covered, that such indemnification will be adequate to cover potential losses and fines.

Employment-Related Agreements

Effective June 1, 1998, Vanguard executed employment agreements with three of its current senior executive officers. Vanguard executed an employment agreement with a fourth current senior executive officer on September 1, 1999. The employment agreements were amended on September 23, 2004 to extend the term of each employment agreement another 5 years and to provide that the Blackstone merger did not constitute a change of control, as defined in the agreements. From November 15, 2007 to December 31, 2008, Vanguard entered into written employment agreements with four other executive officers for terms expiring five years from the agreement date. The employment agreements will renew automatically for additional one-year periods, unless terminated by Vanguard or the executive officer. The employment agreements provide, among other things, for minimum salary levels, for participation in bonus plans, and for amounts to be paid as liquidated damages in the event of a change in control or termination by Vanguard without cause.

Vanguard has executed severance protection agreements (“severance agreements”) between Vanguard and each of its other officers who do not have employment agreements. The severance agreements are automatically extended for successive one year terms at the discretion of Vanguard unless a change in control occurs, as defined in the severance agreement, at which time the severance agreement continues in effect for a period of not less than three years beyond the date of such event. Vanguard may be obligated to pay severance payments as set forth in the severance agreements in the event of a change in control and the termination of the executive’s employment of Vanguard.

Guarantees

Physician Guarantees

In the normal course of its business, Vanguard enters into physician relocation agreements under which it guarantees minimum monthly income, revenues or collections or guarantees reimbursement of expenses up to maximum limits to physicians during a specified period of time (typically, 12 months to 24 months). In return for the guarantee payments, the physicians are required to practice in the community for a stated period of time (typically, 3 to 4 years) or else return the guarantee payments to Vanguard. Vanguard records a liability at fair value for all guarantees entered into on or after January 1, 2006. Vanguard determines this liability and an offsetting intangible asset by calculating an estimate of expected payments to be made over the guarantee period. Vanguard reduces the liability as it makes guarantee payments and amortizes the intangible asset over the term of the physicians’ relocation agreements. Vanguard also estimates the fair value of liabilities and offsetting intangible assets related to payment guarantees for physician service agreements for which no repayment provisions exist. As of June 30, 2011, Vanguard had a net intangible asset of $5.0 million and a remaining liability of $2.7 million related to these physician income and service guarantees. The maximum amount of Vanguard’s unpaid physician income and service guarantees as of June 30, 2011 was approximately $4.0 million.

Other Guarantees

As part of its contract with the Arizona Health Care Cost Containment System, one of Vanguard’s health plans, PHP, is required to maintain a performance guarantee, the amount of which is based upon PHP’s membership and capitation premiums received. As of June 30, 2011, Vanguard maintained this performance guarantee in the form of $55.0 million of surety bonds with independent third party insurers collateralized by letters of credit of approximately $5.0 million. These surety bonds expire on September 30, 2011.

19. RELATED PARTY TRANSACTIONS

Pursuant to the Blackstone merger agreement, Vanguard entered into a transaction and monitoring fee agreement with Blackstone and Metalmark Subadvisor LLC (“Metalmark SA”), which is an affiliate of Metalmark Capital LLC, which has shared voting or investment power in Holdings’ units owned by the MSCP Funds. Under the terms of the agreement, Vanguard agreed to pay Blackstone an annual monitoring fee of $4.0 million and to pay Metalmark SA an annual monitoring fee of $1.2 million for the first five years and $0.6 million annually thereafter plus out of pocket expenses. The monitoring fee represents compensation to Blackstone and Metalmark SA for their advisory and consulting services with respect to financing transactions, strategic decisions, dispositions or acquisitions of assets and other Vanguard affairs from time to time.

In connection with the initial public offering, Blackstone and Vanguard agreed to amend and terminate the existing transaction and monitoring fee agreement. As a result, Vanguard recorded approximately $14.9 of monitoring fees during the fourth quarter of fiscal year 2011, $13.0 million payable to Blackstone and $1.9 million payable to Metalmark SA, which is included in other accrued expenses and current liabilities on the accompanying consolidated balance sheet at June 30, 2011. The quarterly payments are due beginning July 1, 2011 and ending July 1, 2014 unless Blackstone elects at any time to accelerate the aforementioned quarterly payments to it and Metalmark SA to a lump sum payable due immediately. During fiscal 2009, Vanguard paid approximately $4.0 million and $1.2 million in monitoring fees and expenses to Blackstone and Metalmark SA, respectively. During fiscal 2010, Vanguard paid $4.4 million and $0.7 million in monitoring fees and expenses to Blackstone and Metalmark SA, respectively. During fiscal 2011, Vanguard paid $4.3 million and $0.6 million in monitoring fees and expenses to Blackstone and Metalmark SA, respectively.

Under the transaction and monitoring fee agreement, Blackstone and Metalmark SA are entitled to receive additional compensation for providing investment banking or other financial advisory services to Vanguard by mutual agreement among Blackstone, Metalmark SA and Vanguard. In this regard, in May 2011, Vanguard agreed to pay financial advisory fees to Blackstone and Metalmark SA of $10.0 million and $1.5 million, respectively, to reflect their contributions to Vanguard’s accomplishments during fiscal year 2011.

Blackstone and Metalmark SA have the ability to control Vanguard’s policies and operations, and their interests may not in all cases be aligned with Vanguard’s interests. Vanguard also conducts business with other entities controlled by Blackstone or Metalmark SA. Vanguard’s results of operations could be materially different as a result of Blackstone and Metalmark SA’s control than such results would be if Vanguard were autonomous.

A summary of the monitoring fees and expenses incurred by Vanguard for the year ended June 30, 2011 is as follows:

	September 30,	September 30,	September 30,
	Metalmark SA	Blackstone	Total Expense
Annual monitoring fees and expenses	$0.6	$4.3	$4.9
Acceleration of transaction and monitoring fees due under transaction and monitoring fee agreement	1.9	13.0	14.9
Financial advisory services fee	1.5	10.0	11.5

Total monitoring fees and expenses for the year ended June 30, 2011	$4.0	$27.3	$31.3

Effective July 1, 2008, Vanguard entered into an Employer Health Program Agreement with Equity Healthcare LLC (“Equity Healthcare”), which is an affiliate of Blackstone. Equity Healthcare negotiates with providers of standard administrative services for health benefit plans as well as other related services for cost discounts and quality of service monitoring capability by Equity Healthcare. Equity Healthcare receives from Vanguard a fee of $2 per employee per month (“PEPM Fee”). As of June 30, 2011, Vanguard has approximately 14,100 employees enrolled in these health and welfare benefit plans.

20. SEGMENT INFORMATION

Vanguard’s acute care hospitals and related healthcare businesses are similar in their activities and the economic environments in which they operate (i.e. urban markets). Accordingly, Vanguard’s reportable operating segments consist of 1) acute care hospitals and related healthcare businesses, collectively, and 2) health plans consisting of MHP, a contracting entity for outpatient services provided by MacNeal Hospital and Weiss Memorial Hospital and participating physicians in the Chicago area, PHP, a Medicaid managed health plan operating in Arizona, and AAHP, a Medicare and Medicaid dual eligible managed health plan operating in Arizona. The following tables provide unaudited condensed financial information by operating segment for the years ended June 30, 2009, 2010 and 2011, including a reconciliation of Segment EBITDA to income (loss) from continuing operations before income taxes (in millions).

	September 30,	September 30,	September 30,	September 30,
	Year ended June 30, 2009
	Acute Care Services	Health Plans	Eliminations	Consolidated
Patient service revenues, net (1)	$2,297.1	$—	$—	$2,297.1
Premium revenues	—	678.0	—	678.0
Inter-segment revenues	34.0	—	(34.0)	—

Total revenues	2,331.1	678.0	(34.0)	2,975.1
Salaries and benefits (excludes stock compensation)	1,198.8	30.6	—	1,229.4
Health plan claims expense (1)	—	525.6	—	525.6
Supplies	455.2	0.3	—	455.5
Other operating expenses-external	425.5	36.4	—	461.9
Operating expenses-intersegment	—	34.0	(34.0)	—

Total operating expenses	2,079.5	626.9	(34.0)	2,672.4

Segment EBITDA (2)	251.6	51.1	—	302.7
Less:
Interest, net	112.2	(0.6)	—	111.6
Depreciation and amortization	124.8	4.1	—	128.9
Equity method income	(0.8)	—	—	(0.8)
Stock compensation	4.4	—	—	4.4
Gain on disposal of assets	(2.3)	—	—	(2.3)
Monitoring fees and expenses	5.2	—	—	5.2
Realized loss on investments	0.6	—	—	0.6
Impairment and restructuring charges	6.2	—	—	6.2

Income from continuing operations before income taxes	$1.3	$47.6	$—	$48.9

Segment assets	$2,480.8	$250.3	$—	$2,731.1

Capital expenditures	$130.3	$1.7	$—	$132.0

(1)	Vanguard eliminates in consolidation those patient service revenues earned by its healthcare facilities attributable to services provided to members in its owned health plans and eliminates the corresponding medical claims expenses incurred by the health plans for those services. Amount is net of the provision for doubtful accounts consistent with the presentation in ASU 2011-07.

(2)	Segment EBITDA is defined as income (loss) from continuing operations before income taxes less interest expense (net of interest income), depreciation and amortization, equity method income, stock compensation, gain or loss on disposal of assets, realized gains or losses on investments, monitoring fees and expenses, acquisition related expenses, debt extinguishment costs, impairment and restructuring charges, and pension expense (credits). Management uses Segment EBITDA to measure performance for Vanguard’s segments and to develop strategic objectives and operating plans for those segments. Segment EBITDA eliminates the uneven effect of non-cash depreciation of tangible assets and amortization of intangible assets, much of which results from acquisitions accounted for under the purchase method of accounting. Segment EBITDA also eliminates the effects of changes in interest rates which management believes relate to general trends in global capital markets, but are not necessarily indicative of the operating performance of Vanguard’s segments. Management believes that Segment EBITDA provides useful information to investors, lenders, financial analysts and rating agencies about the financial performance of Vanguard’s segments. Additionally, management believes that investors and lenders view Segment EBITDA as an important factor in making investment decisions and assessing the value of Vanguard. Segment EBITDA is not a substitute for net income (loss), operating cash flows or other cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Segment EBITDA, as presented, may not be comparable to similar measures of other companies.

	September 30,	September 30,	September 30,	September 30,
	Year ended June 30, 2010
	Acute Care Services	Health Plans	Eliminations	Consolidated
Patient service revenues, net (1)	$2,384.7	$—	$—	$2,384.7
Premium revenues	—	839.7	—	839.7
Inter-segment revenues	42.8	—	(42.8)	—

Total revenues	2,427.5	839.7	(42.8)	3,224.4

Salaries and benefits (excludes stock compensation)	1,257.9	34.1	—	1,292.0
Health plan claims expense (1)	—	665.8	—	665.8
Supplies	456.0	0.1	—	456.1
Other operating expenses-external	447.0	36.9	—	483.9
Operating expenses-intersegment	—	42.8	(42.8)	—

Total operating expenses	2,160.9	779.7	(42.8)	2,897.8

Segment EBITDA (2)	266.6	60.0	—	326.6
Less:
Interest, net	116.5	(1.0)	—	115.5
Depreciation and amortization	135.2	4.4	—	139.6
Equity method income	(0.9)	—	—	(0.9)
Stock compensation	4.2	—	—	4.2
Loss on disposal of assets	1.8	—	—	1.8
Monitoring fees and expenses	5.1	—	—	5.1
Acquisition related expenses	3.1	—	—	3.1
Debt extinguishment costs	73.5	—	—	73.5
Impairment and restructuring charges	43.1	—	—	43.1

Income (loss) from continuing operations before income taxes	$(115.0)	$56.6	$—	$(58.4)

Segment assets	$2,503.6	$226.0	$—	$2,729.6

Capital expenditures	$154.8	$1.1	$—	$155.9

(1)	Vanguard eliminates in consolidation those patient service revenues earned by its healthcare facilities attributable to services provided to members in its owned health plans and eliminates the corresponding medical claims expenses incurred by the health plans for those services. Amount is net of the provision for doubtful accounts consistent with the presentation in ASU 2011-07.

(2)	Segment EBITDA is defined as income (loss) from continuing operations before income taxes less interest expense (net of interest income), depreciation and amortization, equity method income, stock compensation, gain or loss on disposal of assets, realized gains or losses on investments, monitoring fees and expenses, acquisition related expenses, debt extinguishment costs, impairment and restructuring charges, and pension expense (credits). Management uses Segment EBITDA to measure performance for Vanguard’s segments and to develop strategic objectives and operating plans for those segments. Segment EBITDA eliminates the uneven effect of non-cash depreciation of tangible assets and amortization of intangible assets, much of which results from acquisitions accounted for under the purchase method of accounting. Segment EBITDA also eliminates the effects of changes in interest rates which management believes relate to general trends in global capital markets, but are not necessarily indicative of the operating performance of Vanguard’s segments. Management believes that Segment EBITDA provides useful information to investors, lenders, financial analysts and rating agencies about the financial performance of Vanguard’s segments. Additionally, management believes that investors and lenders view Segment EBITDA as an important factor in making investment decisions and assessing the value of Vanguard. Segment EBITDA is not a substitute for net income (loss), operating cash flows or other cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Segment EBITDA, as presented, may not be comparable to similar measures of other companies.

	September 30,	September 30,	September 30,	September 30,
	Year ended June 30, 2011
	Acute Care Services	Health Plans	Eliminations	Consolidated
Patient service revenues, net (1)	$3,724.2	$—	$—	$3,724.2
Premium revenues	—	869.4	—	869.4
Inter-segment revenues	41.3	—	(41.3)	—

Total revenues	3,765.5	869.4	(41.3)	4,593.6
Salaries and benefits (excludes stock compensation)	1,981.9	33.7	—	2,015.6
Health plan claims expense (1)	—	686.3	—	686.3
Supplies	669.8	0.1	—	669.9
Other operating expenses-external	758.1	40.7	—	798.8
Operating expenses-intersegment	—	41.3	(41.3)	—

Total operating expenses	3,409.8	802.1	(41.3)	4,170.6

Segment EBITDA (2)	355.7	67.3	—	423.0
Less:
Interest, net	173.1	(1.9)	—	171.2
Depreciation and amortization	189.3	4.5	—	193.8
Gain on disposal of assets	(0.2)	—	—	(0.2)
Equity method income	(0.9)	—	—	(0.9)
Stock compensation	4.8	—	—	4.8
Monitoring fees and expenses	31.3	—	—	31.3
Realized gains on investments	(1.3)	—	—	(1.3)
Acquisition related expenses	12.5	—	—	12.5
Impairment and restructuring charges	6.0	—	—	6.0
Pension credits	(2.1)	—	—	(2.1)

Income (loss) from continuing operations before income taxes	$(56.8)	$64.7	$—	$7.9

Segment assets	$4,198.4	$397.8	$—	$4,596.2

Capital expenditures	$206.1	$0.4	$—	$206.5

(1)	Vanguard eliminates in consolidation those patient service revenues earned by its healthcare facilities attributable to services provided to members in its owned health plans and eliminates the corresponding medical claims expenses incurred by the health plans for those services. Amount is net of the provision for doubtful accounts consistent with the presentation in ASU 2011-07.

(2)	Segment EBITDA is defined as income (loss) from continuing operations before income taxes less interest expense (net of interest income), depreciation and amortization, equity method income, stock compensation, gain or loss on disposal of assets, realized gains or losses on investments, monitoring fees and expenses, acquisition related expenses, debt extinguishment costs, impairment and restructuring charges, and pension expense (credits). Management uses Segment EBITDA to measure performance for Vanguard’s segments and to develop strategic objectives and operating plans for those segments. Segment EBITDA eliminates the uneven effect of non-cash depreciation of tangible assets and amortization of intangible assets, much of which results from acquisitions accounted for under the purchase method of accounting. Segment EBITDA also eliminates the effects of changes in interest rates which management believes relate to general trends in global capital markets, but are not necessarily indicative of the operating performance of Vanguard’s segments. Management believes that Segment EBITDA provides useful information to investors, lenders, financial analysts and rating agencies about the financial performance of Vanguard’s segments. Additionally, management believes that investors and lenders view Segment EBITDA as an important factor in making investment decisions and assessing the value of Vanguard. Segment EBITDA is not a substitute for net income (loss), operating cash flows or other cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Segment EBITDA, as presented, may not be comparable to similar measures of other companies.

21. UNAUDITED QUARTERLY OPERATING RESULTS

The following table presents summarized unaudited quarterly results of operations for the fiscal years ended June 30, 2010 and 2011. Management believes that all necessary adjustments have been included in the amounts stated below for a fair presentation of the results of operations for the periods presented when read in conjunction with Vanguard’s consolidated financial statements for the fiscal years ended 2010 and 2011. Results of operations for a particular quarter are not necessarily indicative of results of operations for an annual period and are not predictive of future periods (in millions except per share amounts).

	September 30,	September 30,	September 30,	September 30,
	September 30, 2009	December 31, 2009	March 31, 2010	June 30, 2010
Total revenues(1)	$782.7	$805.5	$817.3	$818.9
Net income (loss)	$2.4	$(19.9)	$(32.4)	$3.6
Net income (loss) attributable to Vanguard Health Systems, Inc. stockholders	$1.5	$(20.7)	$(32.8)	$2.8
Basic earnings (loss) per share	$0.03	$(0.46)	$(0.73)	$0.06
Diluted earnings (loss) per share	$0.03	$(0.46)	$(0.73)	$0.06

	September 30, 2010	December 31, 2010	March 31, 2011	June 30, 2011
Total revenues(1)	$862.1	$909.4	$1,408.5	$1,413.6
Net income (loss)	$2.2	$(4.2)	$3.6	$(8.9	)(2)
Net income (loss) attributable to Vanguard Health Systems, Inc. stockholders	$1.2	$(5.0)	$2.8	$(9.9	)(2)
Basic earnings (loss) per share	$0.03	$(0.11)	$0.06	$(0.21)
Diluted earnings (loss) per share	$0.02	$(0.11)	$0.06	$(0.21)

(1)	The “revenues” are presented net of the provision for doubtful accounts consistent with the presentation in ASU 2011-07.

(2)	This amount includes a pre-tax charge of $27.6 million ($21.4 million or $0.45 per diluted share net of taxes) related to the termination of Vanguard’s transaction and monitoring fee agreement with its equity sponsors and financial advisory fees paid under the transaction and monitoring fee agreement during the quarter ended June 30, 2011 (see Note 19).

22. SUBSEQUENT EVENTS

Exercise of Over-Allotment

On July 12, 2011, Vanguard closed the sale of an additional 3,750,000 shares of its common stock at the public offering price of $18.00 per share pursuant to the over-allotment option exercised in full by the underwriters of Vanguard’s recently completed initial public offering. The exercise of the over-allotment option brings the total number of common shares sold by Vanguard in the offering to 28,750,000 shares.

Redemption of Senior Discount Notes

Vanguard used the net proceeds from its initial public offering in June 2011 and the exercise of the over-allotment option by the offering underwriters in July 2011 to redeem $453.6 million estimated accreted value of the Senior Discount Notes and to pay $27.6 million of redemption premiums thereof in July and August 2011. Approximately $450.2 million of the Senior Discount Notes, representing the accreted value as of June 30, 2011, has been reclassified to current maturities of long-term debt on the accompanying consolidated balance sheet as of June 30, 2011 in anticipation of these redemptions. The redemptions resulted in approximately $14.7 million of remaining unredeemed accreted value of these notes outstanding on August 11, 2011 immediately after the redemptions were completed and are expected to result in the recognition of debt extinguishment costs of approximately $38.8 million in Vanguard’s first quarter of fiscal year 2012.

Debt Offering

On March 27, 2012, Vanguard Health Holding Company II, LLC and Vanguard Holding Company II, Inc., which are indirect wholly-owned subsidiaries of Vanguard, announced their plan to issue up to $350.0 million of 7.750% Senior Notes due 2019 in a private placement and to increase the amount available under Vanguard’s current revolving credit facility by $90 million. The new senior notes are unsecured and are guaranteed by Vanguard, Vanguard Health Holding Company I, LLC and each of the subsidiaries of Vanguard that guarantees the obligations under its current credit facilities. Vanguard expects to use the net proceeds from the offering of the new senior notes for general corporate purposes, which may include, but not be limited to, working capital, capital expenditures, acquisitions, the repayment of any outstanding indebtedness under Vanguard’s existing revolving credit facility, and to pay the fees and expenses incurred in connection with the offering.